                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            SPARBANK, INCORPORATED,

                         FIRST MIDWEST BANCORP, INC.,

                                      AND

                          FMB ACQUISITION CORPORATION



                           DATED AS OF JUNE 18, 1997

                               TABLE OF CONTENTS

I.     THE MERGER .........................................................   1
       1.01    Effects of the Merger ......................................   1
       1.02    Conversion of Stock ........................................   2
       1.03    Time and Place of Closing ..................................   3
       1.04    Exchange of SparBank Common Stock ..........................   4
       1.05    Dissenting Shares ..........................................   5
       1.06    Merger of the Bank .........................................   5

II.    REPRESENTATIONS AND WARRANTIES OF FIRST MIDWEST ....................   5
       2.01    Organization ...............................................   5
       2.02    Authorization ..............................................   6
       2.03    Conflicts ..................................................   6
       2.04    Antitakeover Provisions Inapplicable .......................   7
       2.05    Capitalization .............................................   8
       2.06    First Midwest Financial Statements; Material Changes .......   8
       2.07    First Midwest Subsidiaries .................................   9
       2.08    First Midwest Filings ......................................  10
       2.09    First Midwest Reports ......................................  10
       2.10    Compliance With Laws  ......................................  11
       2.11    Disclosure .................................................  11
       2.12    Litigation .................................................  11
       2.13    Licenses ...................................................  12
       2.14    Taxes ......................................................  12
       2.15    Insurance ..................................................  13
       2.16    Loans; Investments .........................................  13
       2.17    Allowance for Possible Loan Losses .........................  15
       2.18    First Midwest Benefit Plans ................................  15
       2.19    Compliance With Environmental Laws .........................  17
       2.20    Disclosure Schedule of First Midwest .......................  18
       2.21    Defaults ...................................................  19
       2.22    Materiality ................................................  19
       2.23    Operations Since December 31, 1996 .........................  19
       2.24    Undisclosed Liabilities ....................................  20
       2.25    Assets .....................................................  20
       2.26    Insider Interests ..........................................  21
       2.27    Pooling and Tax ............................................  21

III.   REPRESENTATIONS AND WARRANTIES OF SPARBANK .........................  21
       3.01    Organization ...............................................  21
       3.02    Authorization ..............................................  22

       3.03    Conflicts ..................................................  22
       3.04    Antitakeover Provisions Inapplicable .......................  23
       3.05    Capitalization and Stockholders ............................  23
       3.06    SparBank Financial Statements; Material Changes ............  23
       3.07    SparBank Subsidiaries ......................................  24
       3.08    SparBank Reports ...........................................  25
       3.09    Compliance With Laws .......................................  25
       3.10    Litigation .................................................  26
       3.11    Licenses ...................................................  26
       3.12    Taxes ......................................................  27
       3.13    Insurance ..................................................  27
       3.14    Loans; Investments .........................................  28
       3.15    Allowance for Possible Loan Losses .........................  30
       3.16    SparBank Benefit Plans .....................................  30
       3.17    Compliance with Environmental Laws .........................  33
       3.18    Disclosure Schedule of SparBank ............................  34
       3.19    Defaults ...................................................  37
       3.20    Materiality ................................................  37
       3.21    Operations Since December 31, 1996 .........................  38
       3.22    Corporate Records ..........................................  39
       3.23    Undisclosed Liabilities ....................................  40
       3.24    Assets .....................................................  40
       3.25    Indemnification ............................................  40
       3.26    Insider Interests ..........................................  41
       3.27    Pooling and Tax ............................................  41

IV.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS ......  41
       4.01    Binding Effect .............................................  41
       4.02    Ownership of SparBank Common Stock .........................  41
       4.03    Approval of the Merger; Tender of Shares ...................  41
       4.04    Execution of Investment Agreement and Registration Rights
                 Agreement ................................................  42
       4.05    Cooperation ................................................  42
       4.06    Actions Prior to Effective Time ............................  42
       4.07    Providing of Information; Regulatory Applications ..........  42
       4.08    Other Negotiations .........................................  42
       4.09    Disposition of a Stockholder's Shares ......................  42

V.     COVENANTS ..........................................................  43
       5.01    Conduct of Business by SparBank Until the Effective Time ...  43
       5.02    Environmental Investigation ................................  46
       5.03    Indemnification ............................................  47
       5.04    Capital Stock ..............................................  48

       5.05    Certain Actions ............................................  48
       5.06    Title to Real Estate .......................................  49
       5.07    Conduct of Business by First Midwest Until the Effective
                 Time .....................................................  49
       5.08    Maintenance of the Allowance for Possible Loan Losses ......  50


VI.    ADDITIONAL AGREEMENTS ..............................................  50
       6.01    Inspection of Records; Confidentiality .....................  50
       6.02    Registration Statement .....................................  51
       6.03    Affiliate Letters ..........................................  52
       6.04    Brokers ....................................................  52
       6.05    Cooperation ................................................  52
       6.06    Regulatory Applications ....................................  52
       6.07    Financial Statements and Reports ...........................  53
       6.08    Notice .....................................................  53
       6.09    Press Releases .............................................  54
       6.10    Delivery of Supplements to Disclosure Schedules ............  54
       6.11    Litigation Matters .........................................  54
       6.12    Tax Opinions ...............................................  54
       6.13    Resolution of SparBank Benefit Plans .......................  55
       6.14    Extent of Knowledge ........................................  56
       6.15    Pooling of Interests; Tax Treatment ........................  56
       6.16    Stock Exchange Listing .....................................  56
       6.17    Publication of Combined Financial Results ..................  56
       6.18    Election of Director .......................................  57
       6.19    Investment Agreement and Registration Rights Agreement .....  57
       6.20    Amendment of Rights Plan ...................................  57

VII.   CONDITIONS .........................................................  57
       7.01    Conditions to the Obligations of First Midwest .............  57
       7.02    Conditions to the Obligations of SparBank and the
                 Stockholders .............................................  59
       7.03    Conditions to the Obligations of the Parties ...............  61

VIII.  TERMINATION; AMENDMENT; WAIVER .....................................  61
       8.01    Termination ................................................  61
       8.02    Expenses ...................................................  62
       8.03    Survival of Agreements .....................................  63
       8.04    Amendment ..................................................  64
       8.05    Waiver .....................................................  64

IX.    OPINIONS OF COUNSEL ................................................  64
       9.01    Opinion of SparBank's Counsel ..............................  64
       9.02    Opinion of First Midwest's Counsel .........................  67

X.     GENERAL PROVISIONS .................................................  69
       10.01   Survival ...................................................  69
       10.02   Notices ....................................................  69
       10.03   Specific Enforceability ....................................  70
       10.04   Applicable Law .............................................  71
       10.05   Headings, Etc. .............................................  71
       10.06   Severability ...............................................  71
       10.07   Entire Agreement; Binding Effect; Non-Assignment;
                 Counterparts .............................................  71



                               LIST OF EXHIBITS

6.03           Form of Affiliate Letters

6.14           SparBank Officer List

6.19(a)        Investment Agreement

6.19(b)        Registration Rights Agreement

6.20           Amendment to First Midwest Rights Plan

                                                                       Exhibit 2

                         AGREEMENT AND PLAN OF MERGER

                            ----------------------

     This AGREEMENT AND PLAN OF MERGER (the "Agreement") being made and entered into as of the 18th day of June, 1997, by and among First Midwest Bancorp, Inc., a Delaware corporation ("First Midwest"), FMB Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of First Midwest ("FMB Subsidiary"), and SparBank, Incorporated, a Delaware corporation ("SparBank"), and joined in solely for purposes of Article IV hereof by Geraldine C. Cowlin and William J. Cowlin, stockholders of SparBank.

                        W I T N E S S E T H   T H A T:

     WHEREAS, each of First Midwest and SparBank is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC"); and

     WHEREAS, SparBank owns approximately 99.8% of the issued and outstanding common stock of McHenry State Bank, an Illinois banking corporation (the "Bank"); and

     WHEREAS, the Boards of Directors of First Midwest, FMB Subsidiary and SparBank deem it advisable and in the best interests of the stockholders of First Midwest and SparBank that First Midwest and SparBank become affiliated by causing SparBank to be merged with and into, and under the charter of, FMB Subsidiary in accordance with the General Corporation Law of the State of Delaware ("GCL") with FMB Subsidiary deemed to be the continuing and surviving entity (the "Merger"), pursuant to which the stockholders of SparBank (the "Stockholders") will receive shares of common stock ($.01 par value per share) of First Midwest (the "First Midwest Common Stock"), as provided herein, in exchange for their shares of common stock (no par value per share) of SparBank (the "SparBank Common Stock"); and

     WHEREAS, First Midwest and SparBank desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also desire to set forth various conditions precedent to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                      I.

                                  THE MERGER

     1.01  Effects of the Merger.
           ---------------------

    (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, SparBank shall be merged with and into, and under the charter of, FMB Subsidiary at the Effective Time (as defined below) in accordance with the GCL with FMB Subsidiary being the continuing and surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the separate existence of SparBank shall cease.

     (b) Effective Time. The Merger shall become effective when the Certificate of Merger shall be accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time"). The parties shall execute, acknowledge and file, in accordance with Sections 103 and 251 of the GCL, the Certificate of Merger upon the satisfaction of all conditions precedent to the consummation of the transactions contemplated by this Agreement.

     (c) Rights and Liabilities. The Surviving Corporation shall be called "FMB Acquisition Corporation" and shall possess all of the properties, privileges, immunities, powers, franchises and rights of a public as well as a private nature and be subject to all of the liabilities, restrictions and duties of FMB Subsidiary and SparBank and be governed by the laws of the State of Delaware.

     (d) Certificate of Incorporation. The Certificate of Incorporation of FMB Subsidiary shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the GCL.

     (e) By-laws. The By-laws of FMB Subsidiary in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in the Certificate of Incorporation of the Surviving Corporation or the GCL.

     (f) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of FMB Subsidiary immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the persons who were officers of FMB Subsidiary immediately prior to the Effective Time.

     1.02  Conversion of Stock.  At the Effective Time:
           -------------------

     (a) FMB Subsidiary Common Stock. Each share of FMB Subsidiary Common Stock which is issued immediately prior thereto (whether then outstanding or held in the treasury of FMB Subsidiary) shall continue to be issued without any change therein and shall continue as one share of Common Stock of the Surviving Corporation.

     (b) SparBank Treasury Shares. All shares of SparBank Common Stock which are held in the treasury of SparBank immediately prior thereto shall be canceled.

     (c) SparBank Common Stock. Each share of SparBank Common Stock which is issued and outstanding immediately prior to the Effective Time (other than shares of SparBank Common Stock held by First Midwest which shall be canceled and other than shares of SparBank Common Stock as to which a legally sufficient demand for appraisal has been made under the GCL

("Dissenting Shares")) shall be converted into and represent the right to receive such number of shares of First Midwest Common Stock (before giving effect to the payment of cash in lieu of fractional shares or to any reduction in the number of shares issuable in the Merger as a result of the exercise of dissenter's rights) equal to the quotient achieved when 3,230,769 is divided by the number of shares of SparBank Common Stock issued and outstanding immediately prior to the Effective Time (the "Exchange Ratio"). Pursuant to the First Midwest Shareholder Rights Plan which was adopted on February 15, 1989, amended on November 15, 1995, and is proposed to be amended as provided in Section 6.20 hereof (the "Rights Plan"), each share of First Midwest Common Stock issued pursuant to this Section 1.02(c) shall be accompanied by a Right (as defined in the Rights Plan). The shares of First Midwest Common Stock to be issued pursuant to this Section 1.02(c) shall be issued to the Stockholders in a private offering exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), at the Effective Time, but such shares will be subject to registration rights as set forth in the Investment Agreement and the Registration Rights Agreement attached hereto, respectively, as Exhibits 6.19(a) and 6.19(b).

     (d) Actions Affecting First Midwest Common Stock. If, prior to the Effective Time, shares of First Midwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or there occurs a distribution of warrants or rights with respect to First Midwest Common Stock, or a stock dividend, stock split or other general distribution of First Midwest Common Stock is declared with a record date prior to the Effective Time, then in any such event the number of shares of First Midwest Common Stock issuable in the Merger in accordance with Section 1.02(c) hereof shall be appropriately adjusted.

     1.03   Time and Place of Closing.
            -------------------------

     (a) Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") will be held on a date mutually agreed upon by First Midwest and SparBank following the satisfaction or waiver of all conditions pursuant to the Merger set forth herein (the "Closing Date"). In the absence of such agreement, the Closing shall be held on the thirtieth day after the last to occur of: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the requisite approval of the Merger by the Stockholders.

     (b) Closing Location. The Closing shall take place at the offices of Hinshaw & Culbertson or such other place as First Midwest and SparBank may mutually agree prior to the Closing Date.

     1.04  Exchange of SparBank Common Stock.
           ---------------------------------

     (a) Exchange Procedures. At the Closing, the Stockholders shall deliver to First Midwest the certificates which as of the Effective Time represented all of the outstanding shares of SparBank Common Stock (the "Certificates"). Upon surrender of a Certificate at the Closing, the holder of such Certificate shall be entitled to receive (as provided in Section 1.02(c) hereof) in exchange therefor First Midwest Common Stock representing the number of shares of First Midwest Common Stock into which the shares of SparBank Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of this Article I, plus an amount of cash for any fractional share of First Midwest Common Stock which such holder would be entitled to receive pursuant to Section 1.04(d) hereof.

     (b) Failure to Exchange SparBank Common Stock. No dividends or other distributions declared after the Effective Time with respect to First Midwest Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to First Midwest Common Stock represented thereby until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the First Midwest Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the First Midwest Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for First Midwest Common Stock pursuant to this Section 1.04 shall be held by First Midwest, in trust, for the benefit of such holders.

     (c) Full Payment. All shares of First Midwest Common Stock issued upon the surrender for exchange of SparBank Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SparBank Common Stock. The shares of First Midwest Common Stock for which the shares of SparBank Common Stock shall be exchanged shall thereupon be validly issued and outstanding, fully paid and non-assessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto.

     (d) Fractional Shares. No certificates or scrip representing fractional shares of First Midwest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of First Midwest shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or any rights of a stockholder of First Midwest. In lieu of any fractional share, First Midwest shall pay to each holder of shares of SparBank Common Stock who otherwise would be entitled to receive a fractional share of First Midwest Common Stock an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by $32.50.

     (e) List of SparBank Stockholders. At the Effective Time, SparBank shall deliver a certified copy of a list of the holders of record of SparBank Common Stock as of the Effective Time to First Midwest, after which there shall be no further registrations or transfers on the stock transfer books of SparBank of the shares of SparBank Common Stock that were out standing immediately prior thereto. If, after the Effective Time, Certificates representing such shares are presented to SparBank, they shall be canceled and exchanged as provided in this Article I.

     1.05 Dissenting Shares. Shares of SparBank Common Stock outstanding immediately prior to the Effective Time held by SparBank stockholders who shall not have voted in favor of the Merger or consented thereto in writing and shall have delivered to SparBank a written demand (and shall not have withdrawn such demand prior to the Effective Time) for appraisal of their shares in the manner provided in Section 262 of the GCL shall not be converted in the Merger, but shall be entitled to receive such consideration as shall be provided in such
Section 262.

     1.06 Merger of the Bank. The parties understand that it is the present intention of First Midwest to merge the Bank into one of First Midwest's national bank subsidiaries (retaining the Bank's existing offices as branches) at or after the Effective Time. SparBank shall take all such actions as are reasonably requested by First Midwest so that First Midwest may accomplish such merger as aforesaid. Nothing contained in this Section 1.06 is intended to impose an obligation on SparBank to alter the manner in which SparBank or any SparBank Subsidiary conducts business. First Midwest represents and warrants to, and covenants with, SparBank that it will offer either cash or shares of First Midwest Common Stock to the minority stockholders of the Bank for their shares of Bank Common Stock in the merger which will be substantially equivalent in value to the consideration First Midwest is offering to the Stockholders hereunder as of the date hereof.

                                      II.

                REPRESENTATIONS AND WARRANTIES OF FIRST MIDWEST

     First Midwest represents and warrants to SparBank that:

     2.01 Organization. (a) First Midwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. First Midwest is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect (as herein defined) on First Midwest or its ability to consummate the transactions contemplated herein. First Midwest has all requisite corporate power and authority to enter into this Agreement, the Investment Agreement and the Registration Rights Agreement and, upon the approval of all requisite state and federal regulatory agencies, to consummate the transactions contemplated hereby and thereby. First Midwest is duly registered as a bank holding company under the BHC.

     (b) As used in this Agreement, the term "Material Adverse Effect" with respect to an entity means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of such entity on a consolidated basis; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, such entity and its consolidated subsidiaries resulting from a change in law, rule, regulation, generally accepted accounting principles ("GAAP") or regulatory accounting principles, as such would apply to the financial statements of such entity on a consolidated basis, unless such change would cause the entity to reduce its consolidated stockholders' equity by more than $5,000,000 in the case of First Midwest, or $1,000,000 in the case of SparBank; (ii) a change with respect to, or effect on, such entity and its consolidated subsidiaries resulting from expenses (such as legal, accounting and investment bankers fees) incurred in connection with this Agreement or expenses (such as legal, accounting and investment bankers fees) incurred in connection with the transactions contemplated by this Agreement; or (iii) a change with respect to, or effect on, such entity and its consolidated subsidiaries resulting from any other matter affecting depository institutions generally (including, without limitation, financial institutions and their holding companies) including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates, unless such matter would cause the entity to reduce its consolidated stockholders' equity by more than $5,000,000 in the case of First Midwest, or $1,000,000 in the case of SparBank. As a condition to First Midwest's obligation to consummate the Merger, if a Material Adverse Effect or a series of Material Adverse Effects as described in
(i) or (iii) above occurs to SparBank between the date hereof and the Effective Time, such Material Adverse Effect (or series of Material Adverse Effects) shall constitute a basis for First Midwest's refusing to consummate the Merger pursuant to Section 7.01(d) hereof only if such Material Adverse Effect (or such series of Material Adverse Effects) would cause SparBank to fail to satisfy the Minimum Capital Level (as defined in Section 7.01(g) hereof).

     2.02 Authorization. The execution, delivery and performance of this Agreement, the Investment Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by First Midwest's Board of Directors, and all necessary corporate action on the part of First Midwest has been taken. This Agreement has been duly executed and delivered by First Midwest and, subject to the approval of all requisite state and federal regulatory agencies, this Agreement (and upon their due execution and delivery, the Investment Agreement and the Registration Rights Agreement) constitute the valid and binding obligations of First Midwest (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

     2.03 Conflicts. Subject to the second sentence of this Section 2.03, the execution and delivery of this Agreement, the Investment Agreement and the Registration Rights Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of the Certificate of Incorporation or By-laws of First Midwest or similar documents of any First Midwest Subsidiary (as defined in Section 2.07 hereof) or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to First Midwest or any First Midwest Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on First Midwest, (ii) will be cured or waived prior to the Effective Time or
(iii) except as disclosed in the Disclosure Schedule of First Midwest. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to First Midwest in connection with the execution and delivery of this Agreement, the Investment Agreement and the Registration Rights Agreement or the consummation by First Midwest of the transactions contemplated hereby or thereby the absence of which would have a Material Adverse Effect upon First Midwest or be a basis for any governmental authority to prevent the consummation of the transactions contemplated hereby or thereby, except for: (a) the filing by First Midwest of an application on Form Y-3 with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC for prior approval of the transactions contemplated by this Agreement and the receipt of such approval; (b) the filing by First Midwest of an application with the Illinois Commissioner of Banks and Real Estate ("CBRE") for prior approval of the transactions contemplated by this Agreement and the receipt of such approval;
(c) the filing by Geraldine C. Cowlin of a change in control application with the Federal Reserve Board and the receipt of the approval of the Federal Reserve Board; (d) the filing by First Midwest of the Registration Statement relating to the First Midwest Common Stock to be issued as provided in the Investment Agreement attached hereto as Exhibit 6.19(b) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and various blue sky authorities, which Registration Statement shall include a prospectus as required by Section 6.02 hereof and the Investment Agreement (the "Prospectus"); (e) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; (f) the filing by First Midwest of an application with the Office of the Comptroller of the Currency (the "OCC") in order to consummate the transaction described in Section 1.06 hereof and the receipt of the OCC's approval; (g) any filings, approvals or no-action letters with or from state securities authorities; (h) any anti-trust filings, consents, waivers or approvals; and (i) the filing by First Midwest of an application to list the shares of First Midwest Common Stock to be issued to the Stockholders on the NASDAQ Stock Market's National Market (the "NASDAQ National Market"), subject to official notice of issuance.

     2.04 Antitakeover Provisions Inapplicable. No "business combination," "moratorium," "control share" or other state antitakeover statute or regulation
(i) prohibits or restricts First Midwest's ability to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this

Agreement or any provision hereof, or (iii) would subject SparBank to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

     2.05 Capitalization. (a) As of the date hereof, the authorized capital stock of First Midwest consists of (i) 30,000,000 shares of First Midwest Common Stock, $.01 par value per share, of which no more than 16,644,775 shares are issued and outstanding and 861,610 shares are held as treasury shares and (ii) 1,000,000 shares of preferred stock, without par value, of which none are issued and outstanding, 200,000 are reserved for issuance under the terms and conditions of the Rights Plan and 300,000 will be reserved for issuance under the terms and conditions of the Rights Plan as of the Effective Time. All of the issued and outstanding shares of First Midwest Common Stock have been, and all of the shares of the First Midwest Common Stock to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are or will be, as the case may be, fully paid and non-assessable. None of the outstanding shares of First Midwest Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of First Midwest and none of the outstanding shares of First Midwest Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement.

     (b) As of March 31, 1997, First Midwest had reserved 2,096,875 shares of First Midwest Common Stock for issuance under stock option plans for the benefit of employees of First Midwest, pursuant to which options covering 1,052,782 shares of First Midwest Common Stock were outstanding as of March 31, 1997 (the "First Midwest Stock Option Plans"). Except as set forth in this Section and except as provided under the Rights Plan, there are no shares of capital stock or other equity securities of First Midwest outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of First Midwest, or contracts, commitments, understandings, or arrangements by which First Midwest is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     2.06 First Midwest Financial Statements; Material Changes. First Midwest has heretofore delivered to SparBank its audited consolidated financial statements for the years ended December 31, 1996, December 31, 1995, and December 31, 1994, and First Midwest's consolidated financial statements for the quarter ended March 31, 1997 (the "First Midwest Financial Statements"). The First Midwest Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, except in the case of the unaudited consolidated financial statements, for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated financial position of First Midwest as of the dates thereof and the consolidated results of its operations, stockholders' equity and changes in financial position for the periods then ended. Since December 31, 1996 to the date hereof, First Midwest and the First Midwest Subsidiaries have not undergone or suffered any changes in their respective condition

(financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to First Midwest on a consolidated basis except as disclosed on the Disclosure Schedule of First Midwest. No facts or circumstances have been discovered by First Midwest from which it reasonably appears that there is a significant risk and reasonable probability that First Midwest will suffer or experience a Material Adverse Effect.

     2.07 First Midwest Subsidiaries. (a) All of the First Midwest Subsidiaries as of the date of this Agreement are listed in the Disclosure Schedule of First Midwest. First Midwest owns directly or indirectly all of the issued and outstanding shares of capital stock of the First Midwest Subsidiaries. The Disclosure Schedule of First Midwest accurately identifies the number of shares of authorized and outstanding capital stock of the First Midwest Subsidiaries. Except as set forth in the Disclosure Schedule of First Midwest, neither First Midwest nor the First Midwest Subsidiaries owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. No capital stock of any of the First Midwest Subsidiaries is or may become required to be issued (other than to First Midwest) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any First Midwest Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of First Midwest to vote or to dispose of shares of the capital stock of any First Midwest Subsidiary. Except as provided in 12 U.S.C. Section 55 in the case of First Midwest Subsidiaries that are national banks and except as disclosed on the Disclosure Schedule of First Midwest, all of the shares of capital stock of each First Midwest Subsidiary held by First Midwest or a First Midwest Subsidiary are fully paid and non-assessable and are owned by First Midwest free and clear of any claim, lien or encumbrance.

     (b) Each First Midwest Subsidiary is either a national banking association, a state bank or a corporation and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on First Midwest or its ability to consummate the transactions contemplated herein. Each First Midwest Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets, properties and businesses and to carry on its business as it has been and is now being conducted.

     (c) For purposes of this Agreement, "First Midwest Subsidiaries" shall mean all those corporations, banks, associations, and other entities of which First Midwest owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

          (d) Except as set forth on the Disclosure Schedule of First Midwest, each of the First Midwest Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDIA") and applicable regulations thereunder, the deposits of which are insured by the FDIC through the Bank Insurance Fund or the Savings and Loan Insurance Fund to the full extent permitted under applicable law.

     2.08 First Midwest Filings. First Midwest has previously made available, or will make available prior to the Effective Time, to SparBank true and complete copies of its (i) proxy statements relating to all meetings of stockholders (whether special or annual) during the calendar years 1995, 1996 and 1997 and
(ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities and Exchange Act of 1934, as amended (the "Securities Exchange Act"), by First Midwest with the SEC since January 1, 1994 including without limitation on Forms 10-K, Forms 10-Q and Forms 8-K.

     2.09 First Midwest Reports. Since January 1, 1992, or the date of acquisition by First Midwest if later, each of First Midwest and the First Midwest Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (i) the SEC, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) the Federal Reserve Board, (iii) the OCC, (iv) the FDIC, (v) any applicable state banking, insurance, securities, or other regulatory authorities (except in each case filings which are not material), (vi) the NASD, and (vii) the CBRE. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, the OCC, the Federal Reserve Board, the CBRE or the FDIC in the regular course of the business of First Midwest or the First Midwest Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of First Midwest, investigation into the business or operations of First Midwest or the First Midwest Subsidiaries within the past five (5) years except as set forth on the Disclosure Schedule of First Midwest. There is no unresolved violation, criticism or exception by the SEC, the OCC, the Federal Reserve Board, the CBRE, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has had or, insofar as reasonably can be foreseen in the future, is expected to have a Material Adverse Effect on First Midwest.

     2.10 Compliance With Laws. (a) Except as disclosed in the Disclosure Schedule of First Midwest, the businesses of First Midwest and the First Midwest Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, any banking laws (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by First Midwest or any First Midwest Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on First Midwest.

          (b) The policies, programs and practices of First Midwest and the First Midwest Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges pending or, to First Midwest's knowledge, threatened, against First Midwest or any First Midwest Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, which would be material to the financial condition of First Midwest on a consolidated basis.

          (c) First Midwest and each of the First Midwest Subsidiaries, where applicable, is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, First Midwest has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause First Midwest or any of the First Midwest Subsidiaries to fail to be in substantial compliance with such provisions. None of the First Midwest Subsidiaries which are insured depository institutions have received a rating from the applicable regulatory authority which is less than "satisfactory" since January 1, 1994.

     2.11 Disclosure. None of the information supplied by First Midwest for inclusion in the Registration Statement, will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     2.12 Litigation. Except as disclosed in the Disclosure Schedule of First Midwest, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of First Midwest, threatened against or affecting First Midwest or any First Midwest Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Material Adverse Effect on First Midwest or which would materially affect the ability of First Midwest to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against First Midwest or any First Midwest Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

     2.13 Licenses. First Midwest and the First Midwest Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

     2.14 Taxes. (a) Except as disclosed in the Disclosure Schedule of First Midwest, First Midwest and the First Midwest Subsidiaries have each timely filed all tax and information returns required to be filed and have paid (or First Midwest has paid on behalf of the First Midwest Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither First Midwest nor any First Midwest Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against First Midwest or any First Midwest Subsidiary that have not been resolved or settled, and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as disclosed in the Disclosure Schedule of First Midwest, the income tax returns of First Midwest have not been audited by the Internal Revenue Service since 1986 and the Illinois income tax returns are currently being audited by the Illinois Department of Revenue for the years 1993, 1994 and 1995. Neither First Midwest nor any First Midwest Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of First Midwest have been accounted for in accordance with generally accepted accounting principles.

          (b) First Midwest has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")), where First Midwest was not the common parent of the group. Neither First Midwest nor any First Midwest Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than First Midwest or a First Midwest Subsidiary.

          (c) Each of First Midwest and the First Midwest Subsidiaries has withheld amounts from its employees, stockholders or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in the Disclosure Schedule of First Midwest, has notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements and reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

          (d) For the purposes of this Agreement, the terms "tax" and "taxes" include without limitation, any federal, state, local or foreign income, leasing, franchise, excise, gross receipts, sales, use, occupational, employment, real property, ad valorem, tangible and intangible personal property and state taxes, payments in lieu of taxes, levies, duties, imposts, business, operations or financial conditions assessments, fees, charges and withholdings of any nature whatsoever, together with any related penalties, fines, additions to tax or interest thereon.

     2.15 Insurance. First Midwest and the First Midwest Subsidiaries maintain insurance with an insurer which in the best judgment of management of First Midwest is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. First Midwest and the First Midwest Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by First Midwest and the First Midwest Subsidiaries have been filed in due and timely fashion.

     2.16 Loans; Investments. (a) Except as otherwise disclosed in the Disclosure Schedule of First Midwest, each material loan reflected as an asset on the First Midwest Financial Statement, dated as of March 31, 1997, is evidenced by appropriate and sufficient documentation and constitutes, to the best of the knowledge of First Midwest, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforce ability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the best of the knowledge of First Midwest, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by First Midwest or a First Midwest Subsidiary, and to the best of the knowledge of First Midwest, all of such loans purchased by First Midwest or a First Midwest Subsidiary, were made or purchased in accordance with the customary lending standards of First Midwest and in the ordinary course of business of First Midwest. Except as set forth in the Disclosure Schedule of First Midwest, all such loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, and First Midwest and each

First Midwest Subsidiary have complied, and at the Effective Time will have complied, in all material respects, with all laws and regulations relating to such loans. Except as set forth in the Disclosure Schedule of First Midwest, there are no loans or other assets of First Midwest or any First Midwest Subsidiary in excess of $1,000,000 that have been classified by examiners as "Other Assets Specially Mentioned," "Substandard," "Doubtful" or "Loss" as of March 31, 1997.

          (b) All guarantees of indebtedness owed to First Midwest or any First Midwest Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of First Midwest, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not have a Material Adverse Effect on First Midwest.

          (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, First Midwest and the First Midwest Subsidiaries have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on First Midwest.

          (d) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which First Midwest or any First Midwest Subsidiary is a party or by which any of their properties or assets may be bound were entered into the ordinary course of business and, to the best knowledge of First Midwest, in accordance with then customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. First Midwest and First Midwest Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued, and to the best knowledge of First Midwest, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. None of the transactions contemplated by this Agreement would permit (i) a counterparty under any interest rate swap, cap, floor and option agreement or any other rate risk management agreement; or (ii) any party to the mortgage backed security financing arrangements described in footnote 3 to the First Midwest Financial Statement, dated as of December 31, 1996, to accelerate, discontinue, terminate or otherwise modify any such agreement or arrangement or would require First Midwest or any First Midwest Subsidiary to recognize any gain or loss with respect to such arrangement.

          (e) Except as set forth in the Disclosure Schedule of First Midwest and except for pledges to secure public and trust deposits, none of the investments reflected in the First Midwest Financial Statement, dated as of December 31, 1996, under the headings "Securities," and none of the investments made by First Midwest since December 31, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of First Midwest freely to dispose of such investment at any time. With respect to all material repurchase agreements to which

First Midwest or any First Midwest Subsidiary is a party, First Midwest or such Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

     2.17 Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the First Midwest Financial Statements, dated as of December 31, 1996 (and as shown on any financial statements to be delivered by First Midwest to SparBank pursuant to Section 6.07 hereof), to the best of the knowledge of First Midwest, as of such date was (and will be as of such subsequent financial statement dates) adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal regulatory authorities and based upon generally accepted accounting principles applicable to financial institutions. To the best of the knowledge of First Midwest, the aggregate principal amount of loans contained (or to be contained) in the loan portfolio of First Midwest as of December 31, 1996 (and as of the dates of any financial statements to be delivered by First Midwest to SparBank pursuant to Section 6.07 hereof), in excess of such reserve, was (and will be) fully collectible.

     2.18 First Midwest Benefit Plans. (a) The term "First Midwest Benefit Plans" as used herein refers to all compensation, consulting, employment, termination or collective bargaining agreements, and each stock option, stock purchase, stock appreciation right, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors, or former directors of First Midwest or any First Midwest Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which First Midwest or any First Midwest Subsidiary maintains, to which First Midwest or any First Midwest Subsidiary contributes, or under which any employee, former employee, director or former director of First Midwest or any First Midwest Subsidiary is covered or has benefit rights and pursuant to which any liability of First Midwest or any First Midwest Subsidiary exists or is reasonably likely to occur, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No First Midwest Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) Each of the First Midwest Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("First Midwest Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code, and, to the best of First Midwest's knowledge, there exist no circumstances (other than circumstances caused by the transactions contemplated in this Agreement or any related actions) likely to materially adversely affect the qualified status of any such First Midwest Qualified Plan. All such First Midwest Qualified Plans established or maintained by First Midwest or the First Midwest Subsidiaries or to which First Midwest or the First Midwest Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, where applicable, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such First Midwest Qualified Plans. Each First Midwest Qualified Plan that is a defined benefit pension plan which is subject to Title IV of ERISA has assets with an aggregate value that are not less than the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent valuation of such Plan, and no such Plan has an accumulated funding deficiency within the meaning of Section 412(a) of the Code. All accrued contributions and other payments required to be made by First Midwest or any First Midwest Subsidiary to any First Midwest Benefit Plan through December 31, 1996, have been made or reserves adequate for such purposes as of December 31, 1996, have been set aside therefor and reflected in the First Midwest Financial Statement, dated as of December 31, 1996. Neither First Midwest nor any First Midwest Subsidiary is in material default in performing any of its respective contractual obligations under any of the First Midwest Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

          (c) There is no pending or, to the best knowledge of First Midwest, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the First Midwest Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by First Midwest or any First Midwest Subsidiary which allege violations of applicable state or federal law which are reasonably likely to result in a liability on the part of First Midwest or any First Midwest Subsidiary or any such Plan, which would be material to the financial condition of First Midwest on a consolidated basis.

          (d) First Midwest and the First Midwest Subsidiaries and all other persons having fiduciary or other responsibilities or duties with respect to any First Midwest Benefit Plan are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(c) of ERISA) has occurred with respect to any First Midwest Qualified Plan. Neither First Midwest, any First Midwest Subsidiary nor any First Midwest Benefit Plan has incurred or is reasonably likely to incur any liability for any "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975(a) of the Code), or any liability under Section 601 of ERISA or Section 4980 of the Code that would be material to the financial condition of First Midwest on a consolidated basis.

          (e) Neither First Midwest nor any First Midwest Subsidiary has incurred, nor to the best knowledge of First Midwest or any First Midwest Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by any First Midwest Subsidiary that would be material to the financial condition of First Midwest on a consolidated basis.

          (f) First Midwest and the First Midwest Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each First Midwest Benefit Plan with the Internal Revenue Service, the PBGC, and the Department of Labor, and as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of First Midwest on a consolidated basis.

     2.19 Compliance With Environmental Laws. (a) Except as set forth in the Disclosure Schedule of First Midwest: (i) to the best of the knowledge of First Midwest, the operations of First Midwest and each of the First Midwest Subsidiaries comply in all material respects with all applicable past and present Environmental Laws (as defined below); (ii) to the best of the knowledge of First Midwest, none of the operations of First Midwest or any First Midwest Subsidiary, no assets presently or formerly owned or leased by First Midwest or any First Midwest Subsidiary and no Mortgaged Premises or a Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which First Midwest, any First Midwest Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity;
(iii) none of the operations of First Midwest or any First Midwest Subsidiary, no assets presently owned or, to the best of the knowledge of First Midwest, formerly owned by First Midwest or any First Midwest Subsidiary, and, to the best of the knowledge of First Midwest, no Mortgaged Premises or Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance (as defined below), or any other substance into the environment, nor has First Midwest or any First Midwest Subsidiary, or, to the best of the knowledge of First Midwest, any owner of a Mortgaged Premises or Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and
(iv) neither First Midwest nor any First Midwest Subsidiary, nor, to the best of the knowledge of First Midwest, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous or toxic waste or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

          (b) With respect to (i) the real estate owned (including OREO) or leased by First Midwest or any First Midwest Subsidiary; and (ii) any real estate formerly owned (including OREO) or leased by First Midwest or any First Midwest Subsidiary (the "First Midwest Premises") to the best of the knowledge of First Midwest: (x) no part of the First Midwest Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) except as set forth in the Disclosure Schedule of First Midwest, the First Midwest Premises do not contain, and have never contained, an underground storage tank; and (z) the First Midwest Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source. With respect to any underground storage tank listed in the Disclosure Statement of First Midwest as an exception to the foregoing, to the best of the knowledge of First Midwest, such underground storage tank presently or previously located on the First Midwest Premises is or has been maintained or removed, as applicable, in compliance with Environmental Laws, and has not been the source of any release of a Hazardous Substance into the environment, unless otherwise set forth in the Disclosure Schedule of First Midwest.

          (c) For purposes of this Section, "Mortgaged Premises" shall mean each (i) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt, or other similar document or instrument granting to First Midwest or any First Midwest Subsidiary a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to First Midwest or any First Midwest Subsidiary a lien thereon or security interest therein; provided, however, that the term "Mortgaged Premises" shall not include one to four unit single family residences. For purposes of this Section, "Participating Facility" means any property in which First Midwest or any First Midwest Subsidiary participates in the management of such property and, where the context requires, includes the owner or operator of such property. For purposes of this Agreement, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A.,
(S)9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls. For purposes of this Agreement, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

     2.20 Disclosure Schedule of First Midwest. The Disclosure Schedule of First Midwest contains, and shall be supplemented by First Midwest, as required by Section 6.10 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, copies of each of the following documents, certified by an officer of First Midwest to be true and correct copies of such documents on the dates of such certificates.

          (a) Complete and correct copies of the Certificate of Incorporation, Charters and By-laws of First Midwest and each First Midwest Subsidiary and specimen certificates of each type of security issued by First Midwest.

          (b) A list and description of all policies of insurance maintained by First Midwest or any First Midwest Subsidiary and a list and description of all unsettled or outstanding material claims of First Midwest or any First Midwest Subsidiary which have been, or to the best of the knowledge of First Midwest, will be, filed with the companies providing insurance coverage for First Midwest or any First Midwest Subsidiary (except for routine claims for health benefits).

          (c) All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of First Midwest or any First Midwest Subsidiary which, by their terms, continue to bind or affect First Midwest or any First Midwest Subsidiary.

          (d) All orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of First Midwest or any First Midwest Subsidiary or any of their directors or officers in their capacities as such.

     2.21 Defaults. There has not been any material default in any obligation to be performed by First Midwest or any First Midwest Subsidiary under any material contract or commitment, and neither First Midwest nor any First Midwest Subsidiary has waived, and will not waive prior to the Effective Time, any material right under any material contract or commitment. To the best of the knowledge of First Midwest, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party.

     2.22 Materiality. For purposes of Sections 2.20 and 2.21, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of First Midwest or any First Midwest Subsidiary in any amount in excess of $5,000,000 or if such contract together with other related contracts involving less than $5,000,000 and not listed in the Disclosure Schedule of First Midwest for that reason, exceed $5,000,000 in the aggregate.

     2.23 Operations Since December 31, 1996. Between December 31, 1996, and the date hereof, there has not been, except as set forth on the Disclosure Schedule of First Midwest or on any mutually accepted up-date thereof:

           (a) any payment of dividends by First Midwest or any First Midwest Subsidiary or any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, on or in redemption or as the purchase price of, any of their respective capital stocks, or any prepayment of any indebtedness to any stockholder.

          (b) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by First Midwest or any First Midwest

Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

           (c) the establishment of any new, or increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by First Midwest or any First Midwest Subsidiary;

           (d) any change in First Midwest's independent auditors, historic methods of accounting (other than as required by generally accepted accounting principles or regulatory accounting principles), or in its system for maintaining its equipment and real estate; or

           (e) any event or condition of any character (other than changes in legal, economic or other conditions which are not specially or uniquely applicable to First Midwest or any First Midwest Subsidiary) which has had, or insofar as may reasonably be foreseen in the future, may have a Material Adverse Effect on First Midwest.

     2.24 Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of First Midwest and the First Midwest Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of First Midwest as at December 31, 1996 or in the notes thereto, and First Midwest and the First Midwest Subsidiaries have no other liabilities except (a) Liabilities incurred since December 31, 1996 in the ordinary course of business or (b) as disclosed in the Disclosure Schedule of First Midwest.

     2.25 Assets. (a) First Midwest and the First Midwest Subsidiaries have good, sufficient and marketable title to their real properties, including leaseholds, and their other assets and properties, all as reflected as owned by First Midwest or any First Midwest Subsidiary in the First Midwest Financial Statement, dated as of December 31, 1996, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) liens, none of which, in the aggregate, except as set forth in the Disclosure Schedule of First Midwest, are material to the assets of First Midwest on a consolidated basis. All buildings, structures, fixtures and appurtenances comprising part of the real properties of First Midwest and the First Midwest Subsidiaries (whether owned or leased by First Midwest or any First Midwest Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by First Midwest and the First Midwest Subsidiaries on the Disclosure Schedule of First Midwest is held in fee simple. First Midwest and the First Midwest Subsidiaries have title or other rights to their assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except as set forth in the Disclosure Schedule of First

Midwest, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to First Midwest on a consolidated basis.

           (b) All leases pursuant to which First Midwest or any First Midwest Subsidiary, as lessee, leases real or personal property which are material to the business of First Midwest on a consolidated basis are, to the best of the knowledge of First Midwest, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either First Midwest or any First Midwest Subsidiary, or to the best knowledge of First Midwest, the other party.

     2.26 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between First Midwest or any First Midwest Subsidiary and any officer, director or employee of First Midwest or any First Midwest Subsidiary conform to applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of First Midwest or any First Midwest Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of First Midwest or any First Midwest Subsidiary.

     2.27 Pooling and Tax. Except as described in Section 6.15 hereof, to the best of the knowledge of First Midwest, neither it nor any First Midwest Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying for "pooling of interests" accounting treatment or as a tax-free or deferred reorganization under Section 368(a) of the Code, and First Midwest knows of no basis or reason why the conditions set forth in Sections 7.01(f) and 7.03(d) will not be satisfied.

                                     III.

                  REPRESENTATIONS AND WARRANTIES OF SPARBANK

     SparBank represents and warrants to First Midwest that:

     3.01  Organization.   SparBank is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. SparBank is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on SparBank or its ability to consummate the transactions contemplated herein. SparBank has all requisite corporate power and authority to enter into this Agreement and, upon the approval of all requisite state and federal regulatory agencies and the stockholders of SparBank as hereinafter provided, to consummate the transactions contemplated hereby. SparBank is duly registered as a bank holding company under the BHC.

     3.02 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and unanimously approved and authorized by SparBank's Board of Directors, and all necessary corporate action on the part of SparBank has been taken, subject to the approval of this Agreement by the stockholders of SparBank. This Agreement has been duly executed and delivered by SparBank and, subject to the approval of all requisite state and federal regulatory agencies, and the approval by the stockholders of SparBank, constitutes the valid and binding obligation of SparBank (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).

     3.03 Conflicts. Subject to the second sentence of this Section 3.03, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets under any provision of the Certificate of Incorporation or By-laws of SparBank or similar documents of any SparBank Subsidiary (as defined in Section 3.07 hereof), or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SparBank or any SparBank Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on SparBank, (ii) will be cured or waived prior to the Effective Time or (iii) except as disclosed in the Disclosure Schedule of SparBank. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to SparBank in connection with the execution and delivery of this Agreement or the consummation by SparBank of the transactions contemplated hereby the absence of which would have a Material Adverse Effect upon SparBank or be a basis for any governmental authority to prevent the consummation of the transactions contemplated hereby, except for: (a) the filing by First Midwest of an application on Form Y-3 with the Federal Reserve Board under the BHC for prior approval of the transactions contemplated by this Agreement and the receipt of such approval; (b) the filing by First Midwest of an application with the CBRE for prior approval of the transactions contemplated by this Agreement and the receipt of such approval; (c) the filing by Geraldine C. Cowlin of a change in control application with the Federal Reserve Board and the receipt of the approval of the Federal Reserve Board; (d) the filing by First Midwest of the Registration Statement with the SEC; (e) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware;
(f) the filing of an application with the OCC to consummate the transactions described in Section 1.06 hereof and the receipt of the OCC's approval; (g) any filings, approvals or non-action letters with or from state securities authorities; (h) any anti-trust filings, consents, waivers or approvals; and (i) the filing by First Midwest of an application to list the shares of First Midwest Common Stock to be issued to the Stockholders on the NASDAQ National Market, subject to official notice of issuance.

     3.04 Antitakeover Provisions Inapplicable. No "business combination," "moratorium," "control share" or other state antitakeover statute or regulation,
(i) prohibits or restricts SparBank's ability to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (iii) would subject First Midwest to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The Board of Directors of SparBank has unanimously approved the execution of this Agreement.

     3.05 Capitalization and Stockholders. (a) As of the date hereof, the authorized capital stock of SparBank consists of (i) 320,000 shares of SparBank Common Stock, no par value per share, of which no more than 148,723 shares are issued and outstanding and 3 shares are held as treasury shares and (ii) 20,000 shares of preferred stock, no par value, none of which are issued and outstanding. All of the issued and outstanding shares of SparBank Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of SparBank Common Stock are subject to any preemptive rights of the current or past stockholders of SparBank.

           (b) There are no shares of capital stock or other equity securities of SparBank outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of SparBank, or contracts, commitments, understandings, or arrangements by which SparBank is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

           (c) The Disclosure Schedule of SparBank accurately identifies the names and addresses of all of the Stockholders who, to SparBank's knowledge, beneficially own more than 5% of the shares of SparBank Common Stock and the number of shares of Common Stock of SparBank held by each such Stockholder and by each director and senior officer of SparBank. From the date hereof until the Effective Time, SparBank shall, upon request, provide First Midwest with a complete list of all of its Stockholders of record, including the names, addresses and number of shares of SparBank Common Stock held by each Stockholder. Without the advance written consent of SparBank, First Midwest will not disclose or make use of the information provided by SparBank pursuant hereto except as may be required in connection with regulatory or other filings permitted by this Agreement, or as is otherwise specifically permitted by this Agreement.

     3.06 SparBank Financial Statements; Material Changes. SparBank has heretofore delivered to First Midwest its audited, consolidated financial statements for the years ended December 31, 1995 and December 31, 1994, and SparBank's unaudited consolidated financial statements for the year ended December 31, 1996 and the quarter ended March 31, 1997 (the "SparBank Financial Statements"). The SparBank Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, except in the case of the unaudited consolidated financial statements, for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated financial position of SparBank as of the dates thereof and the consolidated results of its operations, stockholders' equity and changes in financial position for the periods then ended. Since December 31, 1996 to the date hereof, SparBank and the SparBank Subsidiaries have not undergone or suffered any changes in their respective condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to SparBank on a consolidated basis except as disclosed in the SparBank Financial Statements or on the Disclosure Schedule of SparBank. No facts or circumstances have been discovered by SparBank from which it reasonably appears that there is a significant risk and reasonable probability that SparBank will suffer or experience a Material Adverse Effect.

     3.07 SparBank Subsidiaries. (a) All of the SparBank Subsidiaries as of the date of this Agreement are listed in the Disclosure Schedule of SparBank. SparBank owns directly or indirectly all of the issued and outstanding shares of capital stock of the SparBank Subsidiaries, except for the 600 shares of Bank Common Stock held by minority stockholders of the Bank. The Disclosure Schedule of SparBank accurately identifies the number of shares of authorized and outstanding capital stock of the SparBank Subsidiaries. Except as set forth in the Disclosure Schedule of SparBank, neither SparBank nor the SparBank Subsidiaries owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. No capital stock of any of the SparBank Subsidiaries is or may become required to be issued (other than to SparBank) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any SparBank Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of SparBank to vote or to dispose of shares of the capital stock of a SparBank Subsidiary. All of the shares of capital stock of each SparBank Subsidiary held by SparBank or a SparBank Subsidiary are fully paid and non-assessable and are owned by SparBank free and clear of any claim, lien or encumbrance, except as disclosed on the Disclosure Schedule of SparBank.

           (b) Each SparBank Subsidiary is either an Illinois banking corporation or a corporation and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on SparBank or its ability to consummate the transactions contemplated herein. Each SparBank Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

           (c) For purposes of this Agreement, "SparBank Subsidiaries" shall mean all those corporations, banks, savings banks, associations, and other entities of which SparBank owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

           (d) Except as set forth on the Disclosure Schedule of SparBank, each of the SparBank Subsidiaries that is a bank is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, the deposits of which are insured by the FDIC through the Bank Insurance Fund to the full extent permitted under applicable law.

     3.08 SparBank Reports. Since January 1, 1992, or the date of acquisition by SparBank if later, each of SparBank and the SparBank Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the CBRE and (iv) any applicable state banking, insurance, securities, or other regulatory authorities (except in each case filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, the CBRE, the FRB or the FDIC in the regular course of the business of SparBank or the SparBank Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of SparBank, investigation into the business or operations of SparBank or the SparBank Subsidiaries within the past five (5) years except as set forth on the Disclosure Schedule of SparBank. There is no unresolved violation, criticism or exception by the Federal Reserve Board, the CBRE, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has or, insofar as reasonably can be seen in the future, is expected to have a Material Adverse Effect on SparBank.

     3.09 Compliance With Laws. (a) Except as disclosed in the Disclosure Schedule of SparBank, the businesses of SparBank and the SparBank Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by SparBank or any SparBank Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on SparBank.

           (b) The policies, programs and practices of SparBank and the SparBank Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to SparBank's knowledge, threatened, against SparBank or any SparBank Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of SparBank, there is no basis for any valid claim or charge with regard to such matters.

           (c) SparBank and each of the SparBank Subsidiaries, where applicable, is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, SparBank has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause SparBank or any of the SparBank Subsidiaries to fail to be in substantial compliance with such provisions. None of the SparBank Subsidiaries have received a rating from the applicable regulatory authority which is less than "satisfactory" since January 1, 1994.

     3.10 Litigation. Except as disclosed in the Disclosure Schedule of SparBank there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of SparBank, threatened against or affecting SparBank or any SparBank Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Material Adverse Effect on SparBank or which would materially affect the ability of SparBank to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against SparBank or any SparBank Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

     3.11 Licenses. SparBank and the SparBank Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

     3.12 Taxes. (a) Except as disclosed in the Disclosure Schedule of SparBank, SparBank and the SparBank Subsidiaries have each timely filed all tax and information returns required to be filed and have paid (or SparBank has paid on behalf of its Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither SparBank nor any SparBank Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against SparBank or any SparBank Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of SparBank and each SparBank Subsidiary have not been audited by the Internal Revenue Service for any of the last sixteen (16) years and the Illinois income tax returns are currently being audited by the Illinois Department of Revenue for the years 1993, 1994 and 1995. Neither SparBank nor any SparBank Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of SparBank have been accounted for in accordance with generally accepted accounting principles.

           (b) SparBank has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where SparBank was not the common parent of the group. Neither SparBank nor any SparBank Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than SparBank or a SparBank Subsidiary.

           (c) Each of SparBank and the SparBank Subsidiaries has withheld amounts from its employees, stockholders or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in the Disclosure Schedule of SparBank, has notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

     3.13 Insurance. SparBank and the SparBank Subsidiaries maintain insurance with an insurer which in the best judgment of management of SparBank is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. SparBank and the SparBank Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by SparBank and the SparBank Subsidiaries have been filed in due and timely fashion. Neither SparBank nor any SparBank Subsidiary has had an insurance policy canceled by the issuer of the policy within the past five (5) years.

     3.14 Loans; Investments. (a) Except as otherwise disclosed in the Disclosure Schedule of SparBank, each material loan reflected as an asset on the SparBank Financial Statement, dated as of March 31, 1997, is evidenced by appropriate and sufficient documentation and constitutes, to the best of the knowledge of SparBank, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the best of the knowledge of SparBank, no obligor named therein is seeking to avoid the enforceability of the terms of any such loan under any such laws or equitable principles or doctrines and no such loan is subject to any defense, offset or counterclaim. All such loans originated by SparBank or a SparBank Subsidiary, and to the best of the knowledge of SparBank, all such loans purchased by SparBank or a SparBank Subsidiary, were made or purchased in accordance with customary lending standards of SparBank or the purchasing SparBank Subsidiary and in the ordinary course of business of SparBank or the SparBank Subsidiary. Except as set forth in the Disclosure Schedule of SparBank, all such loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, and SparBank and each SparBank Subsidiary have complied, and at the Effective Time will have complied, in all material respects, with all laws and regulations relating to such loans. Except as set forth in the Disclosure Schedule of SparBank, there are no loans or other assets of SparBank or any SparBank Subsidiary in excess of $200,000 that have been classified by examiners as "Other Assets Specially Mentioned," "Substandard," "Doubtful" or "Loss" as of March 31, 1997. Set forth on Disclosure Schedule of SparBank is a complete list of SparBank's and each SparBank Subsidiary's OREO as of March 31, 1997.

           (b) All guarantees of indebtedness owed to SparBank or any SparBank Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of SparBank, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not be material to SparBank on a consolidated basis.

           (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, SparBank and the SparBank Subsidiaries have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on SparBank.

           (d) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which SparBank or any of SparBank Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the best knowledge of SparBank, in accordance with then customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. SparBank and the SparBank Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued, and to the best knowledge of SparBank, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. None of the transactions contemplated by this Agreement would permit: (i) a counterparty under any interest rate swap, cap, floor and option agreement or any other interest rate risk management agreement; or (ii) any party to mortgage backed security financing arrangements, to accelerate, discontinue, terminate or otherwise modify any such agreement or arrangement or would require SparBank or any SparBank Subsidiary to recognize any gain or loss with respect to such arrangement.

           (e) Except as set forth in the Disclosure Schedule of SparBank and except for pledges to secure public and trust deposits, none of the investments reflected in the SparBank Financial Statement, dated as of December 31, 1996, under the headings "Investment Securities," and none of the investments made by SparBank or any SparBank Subsidiary since December 31, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of SparBank or any SparBank Subsidiary freely to dispose of such investment at any time. With respect to all material repurchase agreements to which SparBank or any SparBank Subsidiary is a party, SparBank or such Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the Disclosure Schedule of SparBank and except for transactions aggregating less than $100,000, neither SparBank nor any SparBank Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require SparBank or any SparBank Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on the Disclosure Schedule of SparBank is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by SparBank or any SparBank Subsidiary, showing as of April 30, 1997, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the estimated cost and estimated fair value of the marketable equity securities.

           (f) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity" and "available for sale" held by SparBank and the SparBank Subsidiaries, as reflected in the SparBank Financial Statement, dated December 31, 1996, were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

     3.15 Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the SparBank Financial Statement, dated as of December 31, 1996 (and as shown on any financial statements to be delivered by SparBank to First Midwest pursuant to Section 6.07 hereof), to the best of the knowledge of SparBank, as of such date was (and will be as of such subsequent financial statement dates) adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities and based upon generally accepted practices applicable to financial institutions. To the best of the knowledge of SparBank, the aggregate principal amount of loans contained (or to be contained) in the loan portfolio of SparBank as of December 31, 1996 (and as of the dates of any financial statements to be delivered by SparBank to First Midwest pursuant to Section 6.07 hereof), in excess of such reserve, was (and will be) fully collectible.

     3.16 SparBank Benefit Plans. (a) The SparBank Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of SparBank or any SparBank Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which SparBank or any SparBank Subsidiary maintains, to which SparBank or any SparBank Subsidiary contributes, or under which any employee, former employee, director or former director of SparBank or any SparBank Subsidiary is covered or has benefit rights and pursuant to which any liability of SparBank or any SparBank Subsidiary exists or is reasonably likely to occur (the "SparBank Benefit Plans"), and current summary plan description, trust agreement, insurance contracts, actuarial reports and valuations, financial statements and IRS Forms 5500 or 5500-C with respect thereto. Except as set forth in the Disclosure Schedule of SparBank, SparBank neither maintains nor has entered into any SparBank Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of SparBank or any SparBank Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of SparBank, any SparBank Subsidiary or of First Midwest as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "SparBank Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.16, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Except as disclosed in the Disclosure Schedule of SparBank, no Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA. All payments and other compensation paid or payable by SparBank or any SparBank Subsidiary under this Agreement, any SparBank Benefit Plan or otherwise, to or for the benefit of any employee or director of SparBank or any SparBank Subsidiary, are in compliance with all applicable rules, regulations and bulletins promulgated by the FDIC.

           (b) Each of the SparBank Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("SparBank Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in the Disclosure Schedule of SparBank), and, to the best of SparBank's knowledge, there exist no circumstances (other than circumstances caused by transactions contemplated in this Agreement or any related actions) likely to materially adversely affect the qualified status of any such SparBank Qualified Plan. All such SparBank Qualified Plans established or maintained by SparBank or the SparBank Subsidiaries or to which SparBank or the SparBank Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such SparBank Qualified Plans. Each SparBank Qualified Plan that is a defined benefit pension plan which is subject to Title IV of ERISA has assets with an aggregate value that are not less than the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent valuation of such Plan and no such Plan has an accumulated funding deficiency within the meaning of Section 412(a) of the Code. All accrued contributions and other payments required to be made by SparBank or any SparBank Subsidiary to any SparBank Benefit Plan through December 31, 1996, have been made or reserves adequate for such purposes as of December 31, 1996, have been set aside therefor and reflected in the SparBank Financial Statement, dated as of December 31, 1996. Neither SparBank nor any SparBank Subsidiary is in material default in performing any of its respective contractual obligations under any of the SparBank Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan.

           (c) There is no pending or, to the best knowledge of SparBank, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the SparBank Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by SparBank or any SparBank Subsidiary which allege violations of applicable state or federal law which are reasonably likely to result in a liability on the part of SparBank or any SparBank Subsidiary or any such Plan.

           (d) SparBank and the SparBank Subsidiaries and all other persons having fiduciary or other responsibilities or duties with respect to any SparBank Benefit Plan are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the PBGC and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(c) of ERISA) has occurred with respect to any SparBank Benefit Plan. No SparBank Benefit Plan has incurred or is reasonably likely to incur any liability for any "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975(a) of the Code) or any liability under Section 601 of ERISA or Section 4980 of the Code.

           (e) Neither SparBank nor any SparBank Subsidiary has incurred, nor to the best knowledge of SparBank or any SparBank Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by SparBank or by any SparBank Subsidiary.

           (f) Neither SparBank nor any SparBank Subsidiary has made any payments, or is or has been a party to any agreement or any SparBank Benefit Plan, that under any circumstances could obligate SparBank or any SparBank Subsidiary to make payments that are or will not be deductible because of
Section 280G of the Code.

           (g) The Disclosure Schedule of SparBank describes any obligation that SparBank or any SparBank Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

           (h) The Disclosure Schedule of SparBank lists: (i) each officer of SparBank and any SparBank Subsidiary and each director of SparBank who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit, estimated compensation for 1997 based upon compensation received to the date of this Agreement, and the individual's rate of compensation in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from SparBank or any SparBank Subsidiary for each of the calendar years 1992 through 1996 as reported by SparBank or a SparBank Subsidiary on Form W-2 or Form 1099; (ii) each other employee of SparBank or the SparBank Subsidiaries who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated compensation for 1997; and (iii) each officer or director for whom a deferred compensation agreement is maintained, showing the amounts due thereunder and the payment schedule thereof, and the amounts accrued in the SparBank Financial Statement, dated December 31, 1996.

           (i) SparBank and the SparBank Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each SparBank Benefit Plan with the Internal Revenue Service, the PBGC, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of SparBank on a consolidated basis.

     3.17 Compliance with Environmental Laws. (a) Except as set forth in the Disclosure Schedule of SparBank: (i) to the best of the knowledge of SparBank, the operations of SparBank and each of the SparBank Subsidiaries comply in all material respects with all applicable past and present Environmental Laws; (ii) to the best of the knowledge of SparBank, none of the operations of SparBank or any SparBank Subsidiary, no assets presently or formerly owned or leased by SparBank or any SparBank Subsidiary and, to the best of the knowledge of SparBank, no Mortgaged Premises or Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which SparBank, any SparBank Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of SparBank or any SparBank Subsidiary, no assets presently owned or, to the best of the knowledge of SparBank, formerly owned by SparBank or any SparBank Subsidiary, and, to the best of the knowledge of SparBank, no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has SparBank or any SparBank Subsidiary, or, to the best of the knowledge of SparBank, any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and
(iv) neither SparBank nor any SparBank Subsidiary, nor, to the best of the knowledge of SparBank, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

           (b) With respect to (i) the real estate owned (other than OREO) or leased by SparBank or any SparBank Subsidiary; (ii) OREO presently or formerly held by SparBank; and (iii) to the best of SparBank's knowledge, any real estate formerly owned (other than OREO) or leased by SparBank or any SparBank Subsidiary (the "SparBank Premises") to the best of the knowledge of SparBank:
(x) no part of the SparBank Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) except as disclosed in the Disclosure Schedule of SparBank, the SparBank Premises do not contain, and have never contained, an underground storage tank; and (z) except as disclosed in the Disclosure Schedule of SparBank, the SparBank Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source. With respect to any underground storage tank listed in the Disclosure Statement of SparBank as an exception to the foregoing, to the best of the knowledge of SparBank, such underground storage tank presently or previously located on the SparBank Premises is or has been maintained or removed, as applicable, in compliance with Environmental Laws, and has not been the source of any release of a Hazardous Substance into the environment, unless otherwise set forth in the Disclosure Schedule of SparBank.

           (c) For purposes of this Section, "Mortgaged Premises" shall mean each (i) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to SparBank or any SparBank Subsidiary a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to SparBank or any SparBank Subsidiary a lien thereon or security interest therein; provided, however, that the term "Mortgaged Premises" shall not include one to four unit single family residences. For purposes of this Section, "Participating Facility" means any property in which SparBank or any SparBank Subsidiary participates in the management of such property and, where the context requires, includes the owner or operator of such property. For purposes of this Agreement, "Hazardous Substance" has the meaning set forth in
Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., (S)9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls. For purposes of this Agreement, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that:
(i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

     3.18 Disclosure Schedule of SparBank. The Disclosure Schedule of SparBank contains, and shall be supplemented by SparBank, as required by Section 6.10 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, copies of each of the following documents, certified by an officer of SparBank to be true and correct copies of such documents on the dates of such certificates.

           (a) A list and description of (i) each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitments to extend credit to any officer or director of SparBank or any SparBank Subsidiary, and
(ii) a listing of all deposits or deposit surrogates (with the exception of checking and savings accounts with a balance of less than $5,000), including the amount, type and interest being paid thereon, to which SparBank or any SparBank Subsidiary is a party under which it may (contingently or otherwise) have any liability involving any officer or director of SparBank or a SparBank Subsidiary.

           (b) A list and description of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $100,000 to which SparBank or any SparBank Subsidiary is a party and/or under which it may (contingently or otherwise) have any liability.

           (c) A list and description of each material contract or agreement (not otherwise included in the Disclosure Schedule of SparBank or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) has a term of more than six (6) months; (ii) cannot be terminated on thirty (30) days (or less) written notice without penalty; and (iii) involves an annual expenditure by SparBank or any SparBank Subsidiary in excess of $25,000.

          (d) A list and description of each contract or commitment (other than Permitted Liens as defined in Section 3.21(c)) hereof affecting ownership of, title to, use of, or any interest in real estate which is currently owned by SparBank or any SparBank Subsidiary, and a list and description of all real estate owned, leased or licensed by SparBank or any SparBank Subsidiary.

          (e) A list of all fees, salaries, bonuses and other forms of compensation including but not limited to, country club memberships, automobiles available for personal use, and credit cards available for personal use, provided by SparBank or any SparBank Subsidiary to any employee, officer, or director or former employee, officer or director of SparBank or any SparBank Subsidiary who earned in excess of $50,000 in 1996.

          (f) A list and description of each material commitment made by SparBank or any SparBank Subsidiary to or with any director, officer or employee of SparBank or any SparBank Subsidiary extending for a period of more than three
(3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

          (g) Complete and correct copies of the Certificate of Incorporation, Charters and By-laws and specimen certificates of each type of security issued by SparBank and each SparBank Subsidiary.

          (h) A list and description of each other contract or commitment providing for payment based in any manner upon outstanding loans or profits of SparBank or any SparBank Subsidiary.

          (i) A list and description of all powers of attorney granted by SparBank or any SparBank Subsidiary which are currently in force.

          (j) A list and description of all policies of insurance currently maintained by SparBank or any SparBank Subsidiary and those policies maintained during the past five (5) years and a list and description of all unsettled or outstanding claims of SparBank or any SparBank Subsidiary which have been, or to the best of the knowledge of SparBank, will be, filed with the companies providing insurance coverage for SparBank or any SparBank Subsidiary (except for routine claims for health benefits).

          (k) A copy of any collective bargaining agreement to which SparBank or any SparBank Subsidiary is a party and all affirmative action plans or programs covering employees of SparBank or any SparBank Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by SparBank or any SparBank Subsidiary.

          (l) A list and description of each lease or license with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $25,000 to which SparBank or any SparBank Subsidiary is a party, which does not expire within six
(6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty.

          (m) All employment, consulting and professional services contracts to which SparBank or any SparBank Subsidiary is a party.

          (n) All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of SparBank or any SparBank Subsidiary which, by their terms, continue to bind or affect SparBank or any SparBank Subsidiary.

          (o) All orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of SparBank or any SparBank Subsidiary or any of their directors or officers in their capacities as such.

          (p) A list and description of all trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by SparBank or any SparBank Subsidiary or licensed from a third party (including computer software programs, codes and related materials);

          (q) All policies formally adopted by the Board of Directors of SparBank or any SparBank Subsidiary as currently in effect and, with respect to environmental matters, and copies of all policies that have been in effect during the last five (5) years regarding the performance of environmental investigations of properties accepted as collateral for loans, including the effective dates of all such policies.

          (r) A list and description of all other agreements to which SparBank or any SparBank Subsidiary is a party (which do not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty) which individually during its term could commit SparBank or any SparBank Subsidiary to an expenditure (either individually or through a series of installments) in excess of $25,000 or which create a material right or benefit to receive payments, goods or services not referred to elsewhere in this Section 3.18 including without limitation:

                    (i) all agreements of guaranty or indemnification running to any person;

                    (ii) all agreements containing any covenant limiting
                         the right of SparBank or any SparBank
                         Subsidiary to engage in any line of business or to compete with any person;

               (iii) all agreements with respect to licenses, permits and similar matters that are necessary to the operations of SparBank or any SparBank
                      Subsidiary (including computer software
                      programs, source codes and related materials);

               (iv) all agreements which require the consent or approval of any other party in order to consummate the Merger;

               (v) all agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which SparBank or any SparBank Subsidiary sells to others mortgages which it originates;

               (vi) all contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and all interest rate swap agreements or other agreements relating to the hedging of interest rate risks and all agreements or arrangements described in
                      Section 3.14(d) hereof; and

               (vii) all contracts or agreements (with the exception of the Freddie Mac Seller's Guide), including but not limited to contracts or agreements pursuant to which SparBank or any SparBank Subsidiary has sold, transferred, assigned or agreed to service any loan, which provide for any recourse or indemnification obligation on the part of SparBank or any SparBank Subsidiary; the name and address of each person which might or could be entitled to recourse against or indemnification from SparBank or any SparBank Subsidiary; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement.

     3.19 Defaults. There has not been any material default in any obligation to be performed by SparBank or any SparBank Subsidiary under any material contract or commitment, and neither SparBank nor any SparBank Subsidiary has waived, and will not waive prior to the Effective Time, any material right under any material contract or commitment. To the best of the knowledge of SparBank, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party.

     3.20 Materiality. For purposes of Sections 3.18 and 3.19, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of SparBank or any SparBank Subsidiary in any amount in excess of $1,000,000 or if such contract together with other related contracts involving less than $1,000,000 and not listed in the Disclosure Schedule of SparBank for that reason, exceed $1,000,000 in the aggregate.

     3.21 Operations Since December 31, 1996. Between December 31, 1996, and the date hereof, there has not been, except as otherwise contemplated by this Agreement or as set forth on the Disclosure Schedule of SparBank or on any mutually accepted up-date thereof:

          (a) any increase in the compensation payable or to become payable by SparBank or any SparBank Subsidiary to any executive officer or director other than annual increases which became effective as of January 1, 1997;

          (b) any payment of dividends by SparBank or any SparBank Subsidiary or any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, on or in redemption or as the purchase price of, any of their respective capital stocks, or any prepayment of any indebtedness to any stockholder;

          (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of SparBank or any SparBank Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a "SparBank Permitted Lien"):
(i) liens arising out of judgments or awards in respect of which SparBank or any SparBank Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which SparBank or any SparBank Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of SparBank or any SparBank Subsidiary or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of SparBank or any SparBank Subsidiary other than that so purchased; and (vi) pledges and liens given to secure deposits and other liabilities of SparBank or any SparBank Subsidiary arising in the ordinary course of banking business;

          (d) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by SparBank or any SparBank Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

          (e) the establishment of any new, or increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by SparBank or any SparBank Subsidiary;

          (f) any action by SparBank or any SparBank Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured's retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by SparBank or any SparBank Subsidiary on any of their respective assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, SparBank shall promptly notify First Midwest;

          (g) any change in SparBank's independent auditors, historic methods of accounting (other than as required by generally accepted accounting principles or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

          (h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by SparBank or any SparBank Subsidiary of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $25,000 or (ii) is outside of the ordinary course of business;

          (i) any sale or transfer of any asset in excess of $25,000 of SparBank or any SparBank Subsidiary or outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

          (j) any cancellation or compromise of any debt to, claim by or right of, SparBank any SparBank Subsidiary except in the ordinary course of business;

          (k) any amendment or termination of any material contract or commitment (as defined in Section 3.20 above) to which SparBank or any SparBank Subsidiary is a party, other than in the ordinary course of business; or

          (l) any event or condition of any character (other than changes in legal, economic or other conditions which are not specially or uniquely applicable to SparBank or any SparBank Subsidiary) which has had, or insofar as may reasonably be foreseen in the future, may have a Material Adverse Effect on SparBank.

     3.22 Corporate Records. The corporate record books, transfer books and stock ledgers of SparBank or any SparBank Subsidiary are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Boards of Directors and committees of the Boards of Directors of SparBank and each such Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

     3.23 Undisclosed Liabilities. All of the Liabilities have, in the case of SparBank and the SparBank Subsidiaries, been reflected, disclosed or reserved against in the consolidated financial statements of SparBank as at December 31, 1996 or in the notes thereto, and SparBank and the SparBank Subsidiaries have no other Liabilities except (a) Liabilities incurred since December 31, 1996 in the ordinary course of business or (b) as disclosed in the Disclosure Schedule of SparBank.

     3.24 Assets. (a) SparBank and the SparBank Subsidiaries have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by SparBank or any SparBank Subsidiary in the SparBank Financial Statement, dated as of December 31, 1996 except for (i) assets and properties disposed of since such date in the ordinary course of business and
(ii) SparBank Permitted Liens none of which, in the aggregate, except as set forth in the Disclosure Schedule of SparBank, are material to the assets of SparBank on a consolidated basis. All buildings, structures, fixtures and appurtenances comprising part of the real properties of SparBank and the SparBank Subsidiaries used in the conduct of their respective businesses (whether owned or leased by SparBank or any SparBank Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by SparBank and the SparBank Subsidiaries on the Disclosure Schedule of SparBank is held in fee simple. SparBank and the SparBank Subsidiaries have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except as set forth in the Disclosure Schedule of SparBank, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to SparBank on a consolidated basis.

          (b) All leases pursuant to which SparBank or any SparBank Subsidiary, as lessee, leases real or personal property which are material to the business of SparBank on a consolidated basis are, to the best of the knowledge of SparBank, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either SparBank or any SparBank Subsidiary, or to the best knowledge of SparBank, the other party. Except as disclosed in the Disclosure Schedule of SparBank, none of such leases contains a prohibition against assignment by SparBank or any SparBank Subsidiary, by operation of law or otherwise, or any other provision which would preclude SparBank or any SparBank Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by SparBank or any SparBank Subsidiary as of the date of this Agreement. Except as disclosed in the Disclosure Schedule of SparBank, neither SparBank nor any SparBank Subsidiary has made a prior assignment for collateral purposes of any such lease.

     3.25 Indemnification. To the best of the knowledge of SparBank, except as set forth in the Disclosure Schedule of SparBank, no action or failure to take action by any director, officer, employee or agent of SparBank or any SparBank Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from SparBank or any SparBank Subsidiary under the corporate indemnification provisions of SparBank or any SparBank Subsidiary in effect on the date of this Agreement.

     3.26 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between SparBank or any SparBank Subsidiary and any officer, director or employee of SparBank or any SparBank Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of SparBank or any SparBank Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of SparBank or any SparBank Subsidiary.

     3.27 Pooling and Tax. To the best knowledge of SparBank, neither it nor any SparBank Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying for pooling of interests accounting treatment or as a tax-free or deferred reorganization under Section 368(a) of the Code, and SparBank knows of no basis or reason attributable to SparBank why the conditions set forth in Sections 7.01(f) and 7.03(d) will not be satisfied.

                                      IV.

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                              OF THE STOCKHOLDERS

     Each Stockholder who is a party to this Agreement hereby severally (and not jointly) represents, warrants to, and covenants with, First Midwest as follows:

     4.01 Binding Effect. He or she has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes his or her legally binding and valid obligation enforceable in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines) .

     4.02 Ownership of SparBank Common Stock. He or she is the record owner of, and has good and valid title to, those shares of SparBank Common Stock set forth opposite his or her name on the Disclosure Schedule of SparBank (the "Stockholder's Shares"); he or she has full right, power and authority to deliver such shares in the Merger for conversion into the shares of First Midwest Common Stock pursuant to the terms of this Agreement; and will deliver at the Closing the Certificates pursuant to this Agreement, free and clear of any and all claims, liens, charges, encumbrances, restrictions, agreements and defects of any kind or nature whatsoever.

     4.03 Approval of the Merger; Tender of Shares. Concurrently with the execution of this Agreement, each Stockholder who is a party to this Agreement shall execute a written consent approving the Merger. Each Stockholder who is a party to this Agreement shall vote his or her Stockholder's Shares on any other matters consistent with First Midwest's objective of acquiring all of the issued and outstanding shares of SparBank Common Stock.

     4.04 Execution of Investment Agreement and Registration Rights Agreement. Concurrently with the execution and delivery of this Agreement, each Stockholder who is a party to this Agreement shall execute and deliver to First Midwest the Investment Agreement substantially in the form attached hereto as Exhibit 6.19(a) and the Registration Rights Agreement substantially in the form attached hereto as Exhibit 6.19(b).

     4.05 Cooperation. He or she will cooperate fully in his or her capacity as a Stockholder with First Midwest to facilitate consummation of the Merger and the other transactions provided for in this Agreement; provided, however, that nothing in this Section 4.05 shall require any Stockholder to take any action as a director of SparBank in breach of his or her fiduciary obligations to SparBank and its Stockholders; provided, further, that nothing in this Section 4.05 shall be construed as permitting a director of SparBank to take any action which violates Section 5.05 hereof.

     4.06 Actions Prior to Effective Time. From and after the date of the execution of this Agreement and until the Effective Time, he or she shall use his or her best efforts in his or her capacity as a stockholder to cause SparBank to comply with the terms and conditions of this Agreement including, but not limited to, those set out in Articles V, VI and VII hereof.

     4.07 Providing of Information; Regulatory Applications. Upon the request of First Midwest, he or she will furnish to First Midwest all information concerning themselves as is required to be set forth in any application or statement made by First Midwest to any governmental agency or authority in connection with the transactions contemplated by this Agreement, including, without limitation, applications, if any, for approval under the BHC. Upon the request of First Midwest, Geraldine C. Cowlin shall file, as soon as practicable and with the assistance of First Midwest, a change in control application with the Federal Reserve Board.

     4.08 Other Negotiations. During the period from the date of this Agreement to the Effective Time, he or she shall not, and shall not permit any investment banker, attorney, accountant, agent or other representative of his or hers to, directly or indirectly, solicit, initiate, entertain, encourage, facilitate, or participate in any other way in, or approve an Acquisition Transaction as that term is defined in Section 5.05 hereof, and he or she shall not participate in an Acquisition Transaction. Each Stockholder shall promptly communicate to First Midwest the terms of any proposal which he or she may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or discussions with respect thereto.

     4.09 Disposition of a Stockholder's Shares. From and after the date of this Agreement until the Effective Time, he or she shall not sell, transfer, pledge or otherwise dispose of any of his or her Stockholder's Shares without the prior written consent of First Midwest; provided, however, that a Stockholder may transfer his or her Stockholder's Shares to a spouse or lineal descendant

(including a trust for the benefit of such spouse or lineal descendant) if such transferee shall agree in a manner acceptable to First Midwest to take such Stockholder's Shares subject to the terms, conditions and restrictions of this Agreement.

                                      V.

                                   COVENANTS

     5.01 Conduct of Business by SparBank Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, SparBank agrees (except as expressly contemplated by this Agreement or to the extent that First Midwest shall otherwise consent in writing which consent shall not be unreasonably withheld or delayed) that:

          (a) Except as contemplated by this Agreement, SparBank and the SparBank Subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Effective Time. SparBank will cooperate with First Midwest and use its reasonable best efforts to (i) maintain all existing customer relationships and, (ii) inform First Midwest as soon as it becomes aware of the potential loss or diminution in the relationship with any consequential customer, the term "consequential customer" to include, but not be limited to, the twenty (20) largest loan, depository and trust customers.

          (b) SparBank will, and will cause its Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to First Midwest in connection with any such requirements imposed upon any of them in connection with the Merger.

          (c) SparBank will, and will cause its Subsidiaries to, use their best efforts to obtain (and to cooperate with First Midwest in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. SparBank will not, nor will it permit any of its Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

          (d) SparBank will not declare or pay any dividends on or make other distributions in respect of its capital stock, except that SparBank will be permitted to declare and pay (i) a regular semi-annual dividend per share equal to $10.00 for the semi-annual period ending June 30, 1997, and (ii) as of the Closing Date (if the Closing occurs before December 31, 1997), a per share dividend for the period from July 1, 1997 through the close of business on the day preceding the Closing Date (the "Dividend Period") equal to the amount achieved when the sum of (A) the SparBank Dividend Amount (as defined below) and (B) the First Midwest Dividend Amount (as defined below) is reduced by (C) the First Midwest Dividend Paid (as defined below). The SparBank Dividend Amount shall be calculated by multiplying $10.00 by a fraction the numerator of which is the number of days in the Dividend Period and the denominator of which is 184. If the Closing Date occurs before First Midwest's September 1997 dividend record date, the First Midwest Dividend Amount shall be calculated by multiplying $.40 by a fraction the numerator of which is equal to 184 minus the number of days in the Dividend Period and the denominator of which is 184 and then by multiplying such product by the Exchange Ratio. If the Closing Date occurs after First Midwest's September 1997 dividend record date, the First Midwest Dividend Amount shall be calculated by multiplying $.20 by a fraction the numerator of which is equal to 92 minus the number of days between October 1, 1997 and the Closing Date and the denominator of which is 92 and multiplying such product by the Exchange Ratio. The First Midwest Dividend Paid shall equal product of the per share dividend to be declared and paid by First Midwest to the holders of record of First Midwest Common Stock as of any record date occurring after the Closing Date but on or before December 31, 1997 multiplied by the Exchange Ratio. If the Closing occurs after December 31, 1997, SparBank shall pay a dividend equal to $10.00 per share for the semi-annual period ending December 31, 1997.

     If the Closing occurs after December 31, 1997 but before June 30, 1998, the SparBank Dividend Amount shall be calculated by multiplying $10.00 by a fraction the numerator of which is the number of days in the period from January 1, 1998 through the Closing Date and the denominator of which is 181. If the Closing Date occurs before First Midwest's dividend record date for the first quarter of 1998, the First Midwest Dividend Amount shall be calculated by multiplying $0.40 by a fraction the numerator of which is equal to 181 minus the number of days in the period from January 1, 1998 through the Closing Date and the denominator of which is 181 and then by multiplying such product by the Exchange Ratio. If the Closing Date occurs after First Midwest's dividend record date for the first quarter of 1998, the First Midwest Dividend Amount shall be calculated by multiplying $0.20 by a fraction the numerator of which is equal to 91 minus the number of days between April 1, 1998 and the Closing Date and the denominator of which is 91 and then by multiplying such product by the Exchange Ratio. The First Midwest Dividend Paid shall equal the product of the per share dividends to be declared and paid by First Midwest to the holders of record of First Midwest Common Stock as of any record date occurring after both December 31, 1997 and the Closing Date but on or before June 30, 1998 multiplied by the Exchange Ratio. In the event that First Midwest shall increase or decrease the amount of its quarterly dividend from its current rate of $.20 per share, the amounts used in the calculation of the First Midwest Dividend Amount shall be adjusted accordingly.

          (e) SparBank will not, and will not permit its Subsidiaries to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of SparBank on a consolidated basis.

          (f) SparBank will not, and will not permit its Subsidiaries to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

          (g) SparBank will not, and will not permit its Subsidiaries to, issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split- up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein.

          (h) SparBank will not, and will not permit its Subsidiaries to, incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by it or by one of its Subsidiaries of any material lien, charge or encumbrance.

          (i) SparBank will not, and will not permit any of its Subsidiaries to, grant to any director, officer or employee any increase in compensation (except in accordance with past practices or plans or agreements), or pay any bonus (except in accordance with past practices or plans or agreements) or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person, except as contemplated herein, and except for, after consultation with First Midwest, reasonable stay-bonuses for employees to induce continued employment.

          (j) Except as disclosed in the Disclosure Schedule of SparBank, neither SparBank, nor any of its Subsidiaries, will enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term of six (6) months after the date hereof and involves the payment by SparBank or any SparBank Subsidiary of more than $25,000 in the aggregate.

          (k) SparBank will not, and will not permit its Subsidiaries to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

          (l) SparBank will, and will cause its Subsidiaries to, use their best efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. SparBank will, and will cause its Subsidiaries to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters known by SparBank which could reasonably give rise to a claim prior to the Effective Time.

          (m) SparBank will not, and will not permit its Subsidiaries to, amend their respective Certificates of Incorporation, Charters, or by-laws, except as contemplated by this Agreement.


          (n) SparBank will cause the Bank to conduct its lending activities only in accordance with the Bank's lending policy, which is included in the Disclosure Schedule of SparBank, and will not amend such policy prior to the Effective Time.

          (o) SparBank will cause the Bank to conduct its investment activities only in accordance with the Bank's investment policy, which is included in the Disclosure Schedule of SparBank, and will not amend such policy prior to the Effective Time.

          (p) SparBank will not, and will not permit any of its Subsidiaries to enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

          (q) SparBank will not, and will not permit any of its Subsidiaries to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of SparBank or any of its Subsidiaries, any five (5) percent stockholder of SparBank, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type of nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Section, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

          (r) SparBank will promptly advise First Midwest orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on SparBank or which may adversely affect the satisfaction of any condition to the consummation of the Merger or the ability of SparBank to perform its obligations under this Agreement.

     5.02 Environmental Investigation. (a) First Midwest shall engage an environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of SparBank and any SparBank Subsidiary and any other real estate owned by SparBank or any SparBank Subsidiary (including OREO). The fees and expenses of the consultant with respect to the Phase I assessments shall be paid equally by First Midwest and SparBank. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant, regardless of whether they may be contrary to the representations and warranties of SparBank set forth herein without regard to any exceptions that may be contained in the Disclosure Schedule of SparBank, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work necessary to comply with applicable laws and regulations ("Required Follow-up Work").

          (b) Upon receipt of the estimate of the costs of all Required Follow-up Work, the parties shall attempt to agree upon a course of action for such Required Follow-up Work. All post- Phase I investigations or assessments (the cost of which shall be paid equally by the parties), all work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to First Midwest and SparBank. If the Required Follow-up Work would cost more than $1,000,000 (individually or in the aggregate) to complete, First Midwest and SparBank shall discuss a mutually acceptable modification of this Agreement. First Midwest and SparBank shall cooperate in the review, approval, and implementation of all Required Follow-up Work.

          (c) If the parties are unable to agree upon a course of action for the Required Follow-up Work and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which First Midwest and its Subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $1,000,000, then First Midwest may abandon this Agreement by the earlier to occur of (i) one hundred twenty (120) days after the receipt of the Phase I assessments, or (ii) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods.

     5.03 Indemnification. Except as may be limited by applicable law, First Midwest hereby agrees to maintain all rights of indemnification currently provided by SparBank and the SparBank Subsidiaries in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the Certificate of Incorporation or By-Laws of SparBank or otherwise in effect on the date of this Agreement for a period of not less than five (5) years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event First Midwest or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing, or surviving corporation or entity of such reorganization, consolidation, merger, or transaction, or (ii) liquidates, dissolves, or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 5.03. First Midwest agrees that, prior to or at the Effective Time, it will provide under its directors' and officers' liability insurance prior acts and omissions coverage for current and
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

former employees, officers, directors and agents of SparBank and the SparBank Subsidiaries for at least five (5) years.

     5.04 Capital Stock. Except for or as otherwise permitted in or contemplated by this Agreement, without the prior written consent of First Midwest, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, SparBank shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of SparBank Common Stock, preferred stock, or any other capital stock of SparBank, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock. No additional shares of SparBank Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

     5.05  Certain Actions.  (a)  Neither SparBank (nor any of its Subsidiaries)
(i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to SparBank or any of its Subsidiaries or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring SparBank to abandon, terminate or fail to consummate this Agreement, or compensating SparBank or any of its Subsidiaries under any of the instances described in this clause. SparBank shall immediately instruct and otherwise use its best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by SparBank or any of its Subsidiaries), consultants and other representatives to comply with such prohibitions. SparBank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. SparBank shall promptly notify First Midwest orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section shall not prohibit accurate disclosure by SparBank in any document or other disclosure to the extent required by applicable law if in the opinion of the Board of Directors of SparBank, disclosure is required under applicable law as to transactions contemplated hereby.

          (b) "Acquisition Transaction" shall, with respect to SparBank, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either SparBank or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) (a "Significant Subsidiary") of SparBank, (ii) a purchase, lease or other acquisition of all or substantially all the assets of either SparBank or any Significant Subsidiary of SparBank, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (including by way of merger, consolidation, share exchange, or otherwise) which

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

would cause such person or group to become the beneficial owner of securities representing 9.9% or more of the voting power of either SparBank or any Significant Subsidiary of SparBank, (iv) a tender or exchange offer to acquire securities representing 9.9% or more of the voting power of SparBank, (v) a public proxy or consent solicitation made to stockholders of SparBank seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of SparBank, (vi) the filing of an application or notice with the Federal Reserve Board, the CBRE or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through
(iv) above, or (vii) the making of a bona fide proposal to SparBank or its stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

     5.06 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than sixty (60) days after the date hereof, SparBank, at its own expense, shall obtain and deliver to First Midwest, with respect to all real estate owned (including OREO) or held pursuant to a ground lease by SparBank and its Subsidiaries, an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to First Midwest, showing fee simple title in SparBank or its Subsidiaries in such real estate or the appropriate leasehold interest of SparBank or its Subsidiaries subject only to (i) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (ii) liens of current state and local property taxes which are not delinquent or subject to penalty; and (iii) other liens, encumbrances, restrictions and conditions of record that do not materially adversely affect the value or use of such real estate.

     5.07 Conduct of Business by First Midwest Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, First Midwest agrees (except as expressly contemplated by this Agreement or to the extent that SparBank shall otherwise consent in writing which consent shall not be unreasonably withheld or delayed) that:

          (a) Except as contemplated by this Agreement, First Midwest and its Subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Effective Time.

          (b) First Midwest will, and will cause its Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to SparBank in connection with any such requirements imposed upon any of them in connection with the Merger.

          (c) First Midwest will, and will cause its Subsidiaries to, use their best efforts to obtain (and to cooperate with SparBank in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. First Midwest will not, nor will it permit any of its Subsidiaries to, knowingly or willfully take any action that would adversely affect its ability to perform its obligations under this Agreement.

          (d) First Midwest shall cooperate with SparBank to coordinate the record and payment dates of their cash dividends for the semi-annual period in which the Merger is consummated as provided in Section 5.01(d) hereof.

          (e) First Midwest will promptly advise SparBank orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on First Midwest or which may adversely affect the satisfaction of any conditions to the consummation of the Merger or the ability of First Midwest to perform its obligations under this Agreement.

     5.08 Maintenance of the Allowance for Possible Loan Losses. If the consolidated allowance for possible loan losses of SparBank as of the calendar month end immediately preceding the Effective Time is less than $2.0 million, then SparBank shall at the request of First Midwest immediately before the Effective Time adjust its consolidated allowance for possible loan losses up to $2.0 million or such other number that is agreeable to First Midwest.

                                      VI.

                             ADDITIONAL AGREEMENTS

     6.01 Inspection of Records; Confidentiality. (a) First Midwest and SparBank shall each afford to the other and to the other's accountants, counsel and other representatives, full access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by either of them or their respective Subsidiaries or their respective accountants or attorneys, and will permit each other and their respective representatives to discuss such information directly with each other's officers, directors, employees, attorneys and accountants. During such period, First Midwest and SparBank shall each use their best efforts to furnish promptly to the other all other information concerning its business, properties and personnel as such other party may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to the other party. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto. Nothing contained herein shall be construed as prohibiting one party from terminating this Agreement if there is a material change as of the date of this Agreement to the information disclosed in the other party's initial Disclosure Schedule.

          (b) In the event that this Agreement is terminated, each party shall return all nonpublic documents furnished hereunder and all copies thereof, shall destroy all documents or portions thereof prepared by such other party that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information. No investigation by either First Midwest or SparBank shall affect the representations and warranties of the other party and each such representation and warranty shall survive any such investigation.

          (c) SparBank shall allow a representative of First Midwest to attend as an observer (i) all meetings of the Board of Directors of SparBank and its Subsidiaries, (ii) all meetings of the committees of each such Board, including without limitation the audit and executive committees thereof, and (iii) any other meeting of SparBank officials at which policy is being made, in each case other than such portions of meetings at which matters relating to this Agreement or the performance hereof by the parties shall be discussed. SparBank shall give reasonable notice to First Midwest of any such meeting and, if known, the agenda for or business to be discussed at such meeting. SparBank shall provide to First Midwest all information provided to the directors on all such Boards and committees in connection with all such meetings or otherwise provided to the directors, and shall provide any other financial reports or other analysis prepared for senior management of SparBank, in each case except for information relating to this Agreement or the performance hereof by the parties. It is understood by the parties that First Midwest's representative will not have any voting rights with respect to matters discussed at these meetings nor any right to give any directions regarding the business and affairs of SparBank and that First Midwest is not managing the business or affairs of SparBank. All information obtained by First Midwest at these meetings shall be treated in confidence as provided in Section 6.01(b) hereof.

     6.02 Registration Statement. First Midwest shall file a Registration Statement with the SEC within five (5) business days of the consummation of the Merger which will contain the Prospectus to be used by the Stockholders to sell the shares of First Midwest Common Stock they receive in the Merger as provided in the Investment Agreement. First Midwest will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of First Midwest Common Stock in the Merger as required by the Investment Agreement. SparBank shall furnish to First Midwest all information concerning SparBank and the holders of its capital stock as First Midwest may reasonably request in connection with such action.

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

     6.03 Affiliate Letters. SparBank shall use best efforts to obtain and deliver to First Midwest as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) the date hereof a signed representation letter substantially in the form of Exhibit 6.03 hereto from each executive officer and director of SparBank and each stockholder of SparBank who may reasonably be deemed an "affiliate" of SparBank within the meaning of such term as used in Rule 145 under the Securities Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger, and shall use its best efforts to obtain and deliver to First Midwest a signed representation letter substantially in the form of Exhibit 6.03 from any person who becomes an executive officer or director of SparBank or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five business days after) such person achieves such status.

     6.04 Brokers. Each of First Midwest and SparBank represents, as to itself, that no agent, broker, investment banker or other firm or person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any of the transactions contemplated by this Agreement, other than ABN-AMRO Chicago Corporation, which has provided advice to SparBank at its request in conjunction with the Merger and whose fee for these services shall be paid by SparBank, and Goldman, Sachs & Co., which has provided advice to First Midwest at its request in conjunction with the Merger and whose fees for these services shall be paid by First Midwest. SparBank further represents and warrants to First Midwest that SparBank does not owe any fees to McDonald and Company.

     6.05 Cooperation. Each party covenants that it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of First Midwest or SparBank, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

     6.06 Regulatory Applications. First Midwest shall, as soon as practicable, file an application on Form Y-3 with the Federal Reserve Board, an application with the CBRE and an appropriate application with the OCC. SparBank shall cause Geraldine C. Cowlin to file, as soon as practicable, a change in control application with the Federal Reserve Board, with such application being prepared by First Midwest, subject to the approval of SparBank and Geraldine C. Cowlin. First Midwest shall use its best efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that First Midwest shall have no obligation to accept non-standard conditions or restrictions with respect to the aforesaid approvals of governmental authorities if it shall reasonably determine that such conditions or restrictions would have a Material Adverse Effect on First Midwest or would be materially burdensome to First Midwest and its Subsidiaries taken as a whole. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by First Midwest subject, however, to the provisions of Section 8.01(g) hereof. First Midwest shall deliver a copy of all regulatory applications to SparBank in advance of filing them and copies of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement (to the extent permitted by law), and First Midwest shall deliver a final copy of all regulatory applications to SparBank promptly after they are filed with the appropriate regulatory authority. First Midwest shall advise SparBank periodically of the status of its regulatory applications.

     6.07 Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety (90) days after the end of any fiscal year, its audited consolidated financial statements (in the case of First Midwest, its Annual Report on Form 10-K as filed with the SEC (and all schedules and exhibits thereto)) for the fiscal period then ended prepared in conformity with generally accepted accounting principles; (b) each party will deliver to the other, not later than thirty (30) days after the end of any fiscal quarter, in the case of First Midwest, the Reports of Condition and Income as filed with the OCC by any First Midwest Subsidiary that is a bank which shall be prepared in accordance with the rules and regulations of the OCC and, in the case of SparBank, the Reports of Condition and Income filed with the FDIC by any SparBank Subsidiary that is a bank which shall be prepared in accordance with the rules and regulations of the FDIC; (c) each party will deliver to the other, not later than forty-five (45) days after the end of each quarter, its unaudited consolidated financial statements for such quarter (in the case of First Midwest, its Report on Form 10-Q as filed with the SEC) which shall be prepared in conformity with generally accepted accounting principles; and (d) each party will deliver to the other to the extent permitted by law any and all other material reports filed with the SEC, the FDIC, the Federal Reserve Board, the OCC or the CBRE or any other regulatory agency within three (3) business days of the filing of any such report.

     6.08 Notice. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 7.01, 7.02 or 7.03 hereof. In the event that either party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations and warranties or covenants herein in any material respect, or would have constituted or caused a breach by it of the representations and warranties or covenants herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

     6.09 Press Releases. At all times prior to the Effective Time, each party shall mutually agree with the other prior to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby. No press release or other information furnished to the press or any third party for general circulation shall identify any of the Stockholders by name, other than William C. Cowlin (who may be identified in his capacity as Chairman of the Board of Directors of SparBank), or include any information concerning the ownership of the SparBank Common Stock.

     6.10 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of First Midwest and SparBank contained, respectively, in Articles II and III hereof in order to determine the fulfillment of the conditions set forth in Section 7.01(a) and 7.02(a) hereof as of the date of this Agreement, the Disclosure Schedules of each party shall be deemed to include only that information contained therein on the date it is initially delivered to the party.

     6.11 Litigation Matters. SparBank will consult with First Midwest about any proposed settlement, or any disposition of, any litigation involving amounts in excess of $100,000.

     6.12 Tax Opinions. First Midwest and SparBank agree to use their reasonable efforts to obtain (i) a written opinion of Hinshaw & Culbertson addressed to First Midwest and SparBank, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that First Midwest and SparBank will each be a party to the reorganization, (b) the exchange in the Merger of First Midwest Common Stock for SparBank Common Stock will not give rise to the recognition of any income, gain or loss to First Midwest, SparBank, or the stockholders of SparBank with respect to such exchange (except, with respect to the stockholders of SparBank, to the extent of any cash paid in lieu of fractional shares), (c) the adjusted tax basis of the First Midwest Common Stock received by SparBank stockholders who exchange all of their SparBank Common Stock in the Merger will be the same as the adjusted tax basis of the shares of the SparBank Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received), and (d) the holding period of the shares of the Surviving Corporation Common Stock received in the Merger will include the period during which the shares of SparBank Common Stock surrendered in exchange therefor were held, provided such shares of SparBank Common Stock were held as capital assets at the Effective Time.

     6.13 Resolution of SparBank Benefit Plans. SparBank and First Midwest shall cooperate in effecting the following treatment of the SparBank Benefit Plans, except as mutually agreed upon by First Midwest and SparBank prior to the Effective Time:

          (a) At the Effective Time, First Midwest shall be substituted for SparBank as the sponsoring employer under those SparBank Benefit Plans with respect to which SparBank or any of its Subsidiaries is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in SparBank or its Subsidiary with respect to each such plan. Except as otherwise provided herein, each such plan and any SparBank Benefit Plan sponsored by SparBank or any SparBank Subsidiary shall be continued in effect by First Midwest or any applicable First Midwest Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to First Midwest or any applicable First Midwest Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. SparBank, each SparBank Subsidiary, and First Midwest will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

          (b) At or as promptly as practicable after the Effective Time as First Midwest shall reasonably determine, First Midwest shall provide, or cause any First Midwest Subsidiary to provide, to each employee of SparBank and any SparBank Subsidiary as of the Effective Time ("SparBank Employees") the opportunity to participate in each employee benefit plan and program maintained by First Midwest or the First Midwest Subsidiaries for similarly-situated employees (the "First Midwest Benefit Plans") provided that with respect to such First Midwest Benefit Plans, SparBank Employees shall be given credit for service with SparBank or any SparBank Subsidiary in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual (except that such service shall be taken into account for purposes of vacation accrual); provided, further, that the compensation received by SparBank Employees from SparBank or any SparBank Subsidiary shall be recognized under the First Midwest Benefit Plans to the same extent that such compensation would be recognized if said compensation had been received from First Midwest or a First Midwest Subsidiary; provided, further, that SparBank Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the First Midwest Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the SparBank Benefit Plans; and provided further that to the extent that the initial period of coverage for SparBank Employees under any First Midwest Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12- month period of coverage, SparBank Employees shall be given credit under the applicable First Midwest Benefit Plans for any deductibles and co-insurance payments made by such SparBank Employees under the SparBank Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate First Midwest to provide or cause to be provided any benefits duplicative to those provided under any SparBank Benefit Plan continued pursuant to subparagraph (a) above. Except as otherwise provided in this Agreement, the power of First Midwest or any SparBank or First Midwest Subsidiary to amend or terminate any benefit plan or program, including any SparBank Benefit Plan shall not be altered or affected. Moreover, this Agreement shall not confer upon any SparBank Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at First Midwest, any SparBank Subsidiary or any First Midwest Subsidiary.

          (c) Prior to the Effective Time, SparBank and each SparBank Subsidiary shall terminate and cause to be of no further force and effect the provisions of any SparBank Benefit Plan which provide severance or separation pay to officer or employees. At and after the Effective Time, First Midwest shall provide, or cause to be provided, additional pension benefits and/or severance benefits to eligible SparBank Employees as set forth in the letter of even date herewith between First Midwest and SparBank.

     6.14 Extent of Knowledge. For purposes of this Agreement and any other certificate or document delivered by one party to the other pursuant hereto, the "best of the knowledge" of First Midwest or SparBank shall be limited to matters actually known to each officer holding the position of Executive Vice President or above of First Midwest or the positions with SparBank or any SparBank Subsidiary identified on Exhibit 6.14 hereof. Such term shall expressly exclude matters which any such person should know but does not actually know and matters which should be within such person's knowledge and belief but actually are not.

     6.15 Pooling of Interests; Tax Treatment. Neither SparBank or any of the SparBank Subsidiaries nor First Midwest or any of the First Midwest Subsidiaries shall voluntarily take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free or deferred to the Stockholders pursuant to Section 368(a) of the Code; provided, however, that either party, after consultation with the other, may acquire additional treasury shares, provided that the acquiring party acquires and disposes of such shares in a manner that does not disqualify the Merger from being accounted for on a "pooling of interests" method of accounting. SparBank acknowledges that First Midwest holds a sufficient number of treasury shares which, because such shares were acquired within the last two
(2) years, could disqualify the Merger from being accounted for on the "pooling of interests" method of accounting. First Midwest covenants that it will use its best efforts to cause the Merger to qualify as a "pooling of interests" for accounting purposes by disposing of some or all of such treasury shares.

     6.16 Stock Exchange Listing. First Midwest shall use its best efforts to list on the NASDAQ National Market, subject to official notice of issuance, the shares of First Midwest Common Stock to be issued under this Agreement.

     6.17 Publication of Combined Financial Results. First Midwest shall use its reasonable best efforts to publish as soon as practicable, and shall publish no later than ninety (90) days after the Effective Time, at least thirty (30) days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

     6.18 Election of Director. Immediately following the Effective Time, William J. Cowlin (or such other nominee of Geraldine C. Cowlin) shall be appointed to the Board of Directors of First Midwest for a three (3) year term, expiring at the annual meeting of the Stockholders of First Midwest held in the year 2000. Mr. Cowlin (or such other nominee of Geraldine C. Cowlin) shall be nominated as a Director by the Board of Directors of First Midwest following the expiration of his first term for a second three (3) year term expiring at the Annual Meeting of Stockholders of First Midwest held in the year 2003. First Midwest agrees that prior to the consummation of the Merger, the Board of Directors of First Midwest will amend its policy so as to permit William J. Cowlin (or such other nominee of Geraldine C. Cowlin) to serve as a director after he or she reaches the age of seventy (70).

     6.19 Investment Agreement and Registration Rights Agreement. As of the date hereof, First Midwest and the Stockholders shall enter into Investment Agreement substantially in the form of Exhibit 6.19(a) and the Registration Rights Agreement substantially in the form of Exhibit 6.19(b) hereof.

     6.20 Amendment of Rights Plan. First Midwest shall adopt the amendment to the Rights Plan substantially in the form of Exhibit 6.20 hereof.

                                     VII.

                                 CONDITIONS

     7.01 Conditions to the Obligations of First Midwest. Notwithstanding any other provision of this Agreement, the obligations of First Midwest to consummate the Merger are subject to the following conditions precedent (except as those which First Midwest may chose to waive):

          (a) All of the representations and warranties made by SparBank in this Agreement and in any documents or certificates provided by SparBank shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except for information contained in a subsequent Disclosure Schedule of SparBank relating to an event or series of events arising after the date hereof which does not have a Material Adverse Effect on SparBank or as otherwise contemplated by this Agreement or which does have a Material Adverse Effect but does not cause SparBank to fail to satisfy the Minimum Capital Level (as defined in Section 7.01(g)). For purposes of the foregoing, the representations and warranties of SparBank shall be deemed true and correct in all material respects if the aggregate effect of all inaccuracies or breaches thereof do not cause SparBank to fail to satisfy the Minimum Capital Level; provided, however, that this sentence shall not be construed as prohibiting First Midwest from terminating this Agreement as provided in Section 7.01(g) hereof.

          (b) SparBank shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit First Midwest's ownership or operation of all or a material portion of SparBank's business or assets, or would compel First Midwest to dispose of or hold separate all or a material portion of SparBank's business or assets, as a result of this Agreement, or which would render First Midwest or SparBank unable to consummate the transactions contemplated by this Agreement.

          (d) Since the date hereof, SparBank shall not have suffered a Material Adverse Effect which shall cause SparBank to fail to satisfy the Minimum Capital Level (as defined below); provided, however, that this shall not be construed as prohibiting First Midwest from terminating this Agreement as provided in Section 7.01(g) hereof.

          (e) To the extent any material lease, license, loan, or financing agreement or other contract or agreement to which SparBank or any of its Subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a Material Adverse Effect on SparBank which would cause SparBank to fail to satisfy the Minimum Capital Level; provided, however, that this shall not be construed as prohibiting First Midwest from terminating this Agreement as provided in Section 7.01(g) hereof.

          (f) First Midwest shall have received an opinion paid for by First Midwest from Ernst & Young to the effect that the Merger shall be accounted for on the "pooling of interests" method of accounting.

          (g) First Midwest shall have received an audited consolidated balance sheet of SparBank containing an unqualified opinion of Ernst & Young (the "Balance Sheet"), as of the close of business as of the end of the month occurring within forty-five (45) days of the closing (the "Balance Sheet Date"). SparBank shall cooperate and use its best efforts to cause its principal accountants to cooperate in preparing the Balance Sheet.

          The Stockholders' Equity of SparBank (defined for these purposes as the sum of the capital stock, surplus and retained earnings of SparBank but excluding from the calculation net unrealized gain (loss) on investment securities available for sale) as of the Balance Sheet Date shall not be less than $50.381 million (the "Minimum Capital Level"); provided, however, that for purposes of calculating the Stockholders' Equity, the following expenses, charges and similar amounts which are paid or accrued by SparBank or any of its Subsidiaries shall be disregarded:

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


          (i)    Expenses requested or required in writing by First Midwest;

          (ii) Expenses paid or accrued to third parties in connection with the Merger such as investment banker fees and expenses, legal fees and expenses, accounting fees and expenses, costs of title commitments and insurance incurred pursuant to Section 5.06 hereof, expenses for the preparation of the regulatory applications and the Registration Statement;

          (iii) Other expenses paid or accrued which are mutually agreed to in writing by SparBank and First Midwest; and

          (iv) Any severance benefits that are accrued or paid for by SparBank as a result of actions taken pursuant to the letter agreement, dated as of the date hereof, between SparBank and First Midwest.

          If Stockholders' Equity of SparBank (calculated in accordance with this Section 7.01(g)) as of the Balance Sheet Date is less than the Minimum Capital Level, First Midwest and SparBank shall discuss a mutually acceptable modification of this Agreement. If they are unable to agree upon a mutually acceptable modification of this Agreement, then First Midwest may terminate this Agreement.

          (h) Unless waived by First Midwest, First Midwest shall have received a "comfort" letter from Ernst & Young dated no more than five (5) days prior to the date of the Closing in form and substance customary for transactions of this type and size, and reasonably satisfactory to First Midwest, which "comfort" letter shall also state that the Stockholders' Equity of SparBank (calculated in accordance with Section 7.01(g)) as of the date of the "comfort" letter is not less than the Minimum Capital Level as of the Balance Sheet Date and that the consolidated allowance for possible loan losses of SparBank is not less than $2.0 million.

          (i) Persons owning no more than two percent (2%) of the issued and outstanding shares of SparBank Common Stock shall have perfected appraisal rights under the GCL.

          (j) The Stockholders shall have delivered at the Closing all of the Certificates.

          (k) First Midwest shall have received a certificate signed by the President and Chief Executive Officer of SparBank, dated as of the Effective Time, certifying that based upon their best knowledge, the conditions set forth in Sections 7.01(a), (b), (d) and (e) hereof have been satisfied.

     7.02 Conditions to the Obligations of SparBank and the Stockholders. Notwithstand ing any other provision of this Agreement, the obligations of SparBank and the Stockholders to consummate the Merger are subject to the following conditions precedent (except as those which SparBank, may chose to waive):

          (a) All of the representations and warranties made by First Midwest in this Agreement and in any documents or certificates provided by First Midwest shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except for information contained in a subsequent Disclosure Schedule of First Midwest relating to an event or series of events arising after the date hereof which does not have a Material Adverse Effect on First Midwest or as otherwise contemplated by this Agreement.

          (b) First Midwest shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) Since the date hereof, First Midwest shall not have suffered a Material Adverse Effect.

          (d) The shares of First Midwest Common Stock to be issued to the Stockholders upon consummation of the Merger shall have been authorized for listing on the NASDAQ National Market, subject to official notice of issuance.

          (f) As of the Closing Date, no "Acquisition Transaction" shall have been announced or shall be otherwise pending with respect to First Midwest (and with respect to items (i) and (ii) shall have been agreed to by First Midwest or shall be the subject of negotiations in which First Midwest has agreed to engage). Acquisition Transaction shall mean, with respect to First Midwest, any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either First Midwest or any Significant Subsidiary of First Midwest (other than a transaction in which First Midwest issues securities representing less than 25% of the voting power of First Midwest, after giving effect to the issuance of shares of First Midwest Common Stock in the Merger, to "persons" (as that term is defined in Section 13(d)(3) of the Exchange Act) who are not stockholders of First Midwest prior to the issuance of such securities), (ii) a purchase, lease or other acquisition of all of substantially all of the assets of either First Midwest or any Significant Subsidiary of First Midwest, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owners of securities representing 25% or more of the voting power of either First Midwest or any Significant Subsidiary of First Midwest, after giving effect to the issuance of shares of First Midwest Common Stock in the Merger, or (iv) a bona fide tender offer or exchange offer to acquire securities representing 25% or more of the voting power of First Midwest, after giving effect to the issuance of shares of First Midwest Common Stock in the Merger.

          (g) First Midwest shall have delivered an executed copy of the Registration Statement as required by the Investment Agreement.

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

          (h) SparBank shall have received a certificate signed by the President and Chief Executive Officer of First Midwest, dated as of the Effective Time, that based upon their best knowledge, the conditions set forth in Sections 7.02(a), (b) and (c) have been satisfied.

     7.03 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of First Midwest on the one hand, and SparBank and the Stockholders on the other hand, to consummate the Merger are subject to the following conditions precedent (except as those which First Midwest and SparBank may chose to waive):

          (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in ef fect.

          (b) This Agreement and the Merger shall have been duly approved by the requisite vote of the Stockholders.

          (c) First Midwest shall have received the approval of the Federal Reserve Board, the CBRE and the OCC and any other applicable regulatory authority to acquire SparBank and to consummate the transaction described in
Section 1.06 hereof (provided First Midwest at its sole option elects to proceed with the transactions described in Section 1.06 hereof and elects to consummate the transactions described therein immediately after the Effective Time) and all required waiting periods shall have expired.

          (d) Each party shall have received the tax opinion addressed to it referred to in Section 6.12 of this Agreement.

          (e) First Midwest and each of the Stockholders shall have executed the Investment Agreement substantially in the form of Exhibit 6.19(a) hereof and the Registration Rights Agreement substantially in the form of Exhibit 6.19(b) hereof.

          (f) First Midwest shall have adopted the amendment to the Rights Plan substantially in the form of Exhibit 6.20 hereof.

                                     VIII.

                        TERMINATION; AMENDMENT; WAIVER

     8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) By mutual written consent of the Board of Directors of First Midwest and the Board of Directors of SparBank; or

     (b) At any time prior to the Effective Time, by First Midwest or SparBank if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to either party's obligations hereunder; or

     (c) At any time on or before the date specified in 8.01(g) hereof, by First Midwest or SparBank in the event that any of the conditions precedent to the obligations of the other to the Merger are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate); or

     (d) By either party at any time after the Stockholders fail to approve this Agreement and the Merger pursuant to a written consent; or

     (e) By First Midwest or SparBank, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in Section 7.01(a) or 7.01(b), in the case of First Midwest, or Section 7.02(a) or 7.02(b), in the case of SparBank, and which breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

     (f) By First Midwest in the manner provided and within the time specified in Section 5.02 hereof or Section 7.01(g) hereof; or

     (g) By either First Midwest or SparBank on or after January 31, 1998 (or February 28, 1998 in the event a protest is filed with bank regulatory authorities alleging the failure of either party or either party's Subsidiaries to comply with the Community Reinvestment Act of 1977) (or March 31, 1998 in the event the Closing has not occurred prior thereto due to actions attributable to SparBank or any of its Stockholders), in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

In the event either First Midwest or SparBank elects to effect any termination pursuant to Section 8.01(b) through 8.01(g) above, it shall give written notice to the other specifying the basis for such termination and certifying that such termination has been approved by the vote of a majority of the members of its Board of Directors.

     8.02 Expenses. (a) Except as provided elsewhere herein and in Section 8.02(b) hereof, First Midwest and SparBank shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     (b) Notwithstanding the foregoing, either First Midwest or SparBank (the "Expense Paying Party") shall pay all of the costs and expenses incurred by the other (the "Reimbursed Party") (without duplication pursuant to this Agreement or any other agreement or instrument) in connection with this Agreement and the transactions contemplated hereunder, including fees and expenses of such Reimbursed Party's financial or other consultants, investment bankers, accountants, and counsel, if:

           (i) the Reimbursed Party terminates this Agreement pursuant to
     Section 8.01(e) hereof by reason of material breach by the Expense Paying Party, and the Expense Paying Party is at the time of the termination not also entitled to terminate this Agreement pursuant to Section 8.01(e) hereof by reason of a material breach by the Reimbursed Party; or

           (ii) if SparBank is the Expense Paying Party, the stockholders of SparBank fail to approve the Merger and this Agreement and the Merger has not been, or thereafter is not, consummated for any reason other than a termination pursuant to Section 8.01(e) hereof because of a material breach by First Midwest.

           (iii) if First Midwest is the Expense Paying Party, the conditions set forth in Sections 7.01(f) and 7.03(c) shall not have been satisfied, in each case for reasons not directly attributable to SparBank or any of the Stockholders and this Agreement and the Merger has not been, or thereafter is not, consummated for any reason other than a termination pursuant to
     Section 8.01(e) hereof because of a material breach by SparBank.

Nothing contained in this Section 8.02 shall constitute or shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the nonbreaching party to pursue the breaching party for the breach of any representation warranty, covenant or agreement.

     (c) Final settlement with respect to payment of fees and expenses by the parties pursuant to this Section shall be made within thirty (30) days of the termination of this Agreement.

     (d) In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

     8.03 Survival of Agreements. In the event of termination of this Agreement by either First Midwest or SparBank as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 6.01(b), 6.04, 6.05 and 8.02 hereof shall survive the termination hereof; and (ii) a termination pursuant to Sections 8.01(c) or 8.01(e) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

     8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by the Boards of Directors of SparBank and First Midwest at any time before or after approval hereof by the Stockholders but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the Stockholders or which in any other way adversely affects the rights of such Stockholders without the further approval of such Stockholders; provided, further, that the Stockholders who are parties to this Agreement must agree to any amendment of Article IV hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of First Midwest and SparBank and, in the case of an amendment to Article IV hereof, by First Midwest and SparBank and the Stockholders. First Midwest and SparBank may, without approval of their respective Boards of Directors or the Stockholders, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval of acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

     8.05 Waiver. Any term, provision or condition of this Agreement (other than the requirement of stockholder approval) may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof; provided, further, that the consent of the Stockholders who are parties to this Agreement shall only be required with respect to waivers relating to
Article IV hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by First Midwest of SparBank or SparBank of First Midwest prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.


                                      IX.

                              OPINIONS OF COUNSEL

     Opinions of counsel shall be delivered at the Effective Time as set forth in this Article IX. In rendering such opinions, each such counsel may rely as to factual matters on information received from their client, its officers or directors, or government officials, or any thereof, and upon such other evidence as such counsel may deem necessary or desirable.

     9.01 Opinion of SparBank's Counsel. As a condition precedent to First Midwest's obligations hereunder, SparBank shall cause to be delivered to First Midwest an opinion of Schiff Hardin & Waite, counsel for SparBank, in form and substance reasonably satisfactory to First Midwest's counsel and dated as of the Effective Time, substantially to the following effect:

           (a) SparBank is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of Illinois. SparBank (i) to counsel's best knowledge and belief after reasonable inquiry, is not required to be qualified as a foreign corporation in any other state by reason of the nature of its business or its ownership or use of property, except where the failure to be so qualified would not have a Material Adverse Effect on SparBank or its ability to consummate the transactions contemplated herein, and (ii) to counsel's best knowledge and belief after reasonable inquiry, has full corporate power and all necessary and material licenses and permits to carry on its businesses and to own and operate its properties and assets now owned or operated by it. SparBank is a registered bank holding company under BHC.

           (b) The Bank, is duly incorporated, validly existing and in good standing under the banking laws of the State of Illinois. The Bank (i) to counsel's best knowledge and belief after reasonable inquiry, is not required to be qualified as a foreign corporation in any state by reason of the nature of its business or its ownership or use of property, except where the failure to be so qualified would not have a Material Adverse Effect on SparBank or its ability to consummate the transactions contemplated herein, and (ii) to counsel's best knowledge and belief after reasonable inquiry, has full corporate power and all necessary and material licenses and permits to carry on its businesses and to own and operate its properties and assets now owned or operated by it. The Bank is a federally insured bank.

           (c) The authorized capital stock of SparBank as of the close of business on the day preceding the Closing consists of (i) 320,000 shares of SparBank Common Stock, no par value, 148,723 of which are legally issued and outstanding, fully paid, and non-assessable; and (ii) 20,000 shares of Preferred Stock, no par value, of which, as of the close of business as of the day preceding the Closing, no such shares are then issued and outstanding. To counsel's best knowledge and belief after reasonable inquiry: (a) since the date and time of the execution of this Agreement, no additional shares of SparBank Common Stock or SparBank Preferred Stock have been authorized for issuance or issued by SparBank; and (b) there are no other outstanding subscriptions, options, warrants, or rights to acquire any capital stock of SparBank, or agreements to which SparBank is a party or by which it is bound to issue capital stock, except as set forth in the Disclosure Schedule of SparBank.

          (d) SparBank or a SparBank Subsidiary is the owner of record of all of the issued and outstanding shares of Common Stock of the wholly owned SparBank Subsidiaries. To the best of counsel's knowledge, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of any of the SparBank Subsidiaries, or agreements to which SparBank or any SparBank Subsidiaries is a party or by which any of them is bound requiring any of them to issue capital stock of any SparBank Subsidiary, except as set forth in the Disclosure Schedule of SparBank or in such opinion.

          (e) Said counsel knows of no corporate proceedings required by law or by the provisions of this Agreement, the Investment Agreement or the Registration Rights Agreement to be taken by SparBank in connection with the transactions provided for by this Agreement, the Investment Agreement or the Registration Rights Agreement which have to said counsel's knowledge not been duly and validly taken.

           (f) The execution and delivery of this Agreement by SparBank and the performance by SparBank of its obligations hereunder have been duly authorized by all requisite corporate action on the part of SparBank and its stockholders, and this Agreement constitutes the legal, valid and binding obligation of SparBank enforceable in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

          (g) This Agreement, the Investment Agreement and the Registration Rights Agreement has been duly executed and delivered by each Stockholder. This Agreement, the Investment Agreement and the Registration Rights Agreement constitute each Stockholder's legally binding and valid obligation enforceable in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines). Each Stockholder is the record owner of those shares of SparBank Common Stock set forth opposite his or her name on Exhibit 4.02 attached hereto.

          (h) The execution and delivery of this Agreement by SparBank and the execution and delivery of the Investment Agreement and the Registration Rights Agreement by the Stockholders and the performance of SparBank's obligations hereunder and the performance by the Stockholders of their obligations under the Investment Agreement and the Registration Rights Agreement will not violate the Certificate of Incorporation (charter), or By-laws of SparBank or any SparBank Subsidiary, or any law, rule, regulation or, to counsel's best knowledge and belief after reasonable inquiry, order to which any of them is subject or, to counsel's best knowledge and belief after reasonable inquiry, any material agreement to which any of them is a party or by which any of them is bound and identified in the Disclosure Schedule of SparBank, except as set forth in the Disclosure Schedule of SparBank.

          (i) Such counsel, after reasonable inquiry, does not know of any material litigation, proceedings or governmental investigation pending or threatened against or relating to SparBank or any SparBank Subsidiary or any of their respective properties or businesses or which challenges the Merger, except as disclosed in the Disclosure Schedule of SparBank.

          (j) To counsel's best knowledge and belief after reasonable inquiry, the consummation of the transactions contemplated by this Agreement, the Investment Agreement and the Registration Rights Agreement will not result in a breach of any of the provisions of, nor will it constitute a default under, nor will it invalidate or give any party a right to cancel or terminate, or otherwise alter in any manner materially adverse to the interests of First Midwest, any material agreement or material instrument to which SparBank or any SparBank Subsidiary is a party and identified in the Disclosure Schedule of SparBank, except as set forth in the Disclosure Schedule of SparBank.

           (k) Except as made or received prior to the date hereof, no notice to, filing with, exemption or review by or authorization, consent or approval of, any public body or authority is required to be made by SparBank for the consummation by SparBank of the Merger as contemplated by this Agreement which has not been made or received by SparBank other than the Certificate of Merger.

     9.02 Opinion of First Midwest's Counsel. As a condition precedent to SparBank's obligations hereunder, First Midwest shall cause to be delivered to SparBank an opinion of Hinshaw & Culbertson, counsel for First Midwest, in form and substance reasonably satisfactory to SparBank's counsel and dated as of the Effective Time, substantially to the following effect:

           (a) First Midwest is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of Illinois. First Midwest
(i) is not required to be qualified as a foreign corporation in any other state by reason of the nature of its business or its ownership or use of property, except where the failure to be so qualified would not have a Material Adverse Effect on First Midwest or its ability to consummate the transactions contemplated herein, and (ii) to counsel's best knowledge and belief after reasonable inquiry, has full corporate power and all necessary and material licenses and permits to carry on its businesses and to own and operate its properties and assets now owned or operated by it.

           (b) The authorized capital stock of First Midwest as of the close of business on the day preceding the Closing consists of (i) 30,000,000 shares of First Midwest Common Stock, no par value, of which the number specified in the opinion are then legally issued and outstanding, fully paid, and non-assessable, and that the number of shares that are then reserved for issuance under the First Midwest Stock Option Plans is as specified in the opinion; and (ii) 1,000,000 shares of Preferred Stock, of no par value, of which, as of the close of business as of the day preceding the Closing, 300,000 shares are reserved for issuance under the Rights Plan. Except as disclosed in such opinion, to counsel's best knowledge: (a) since the date and time of execution of this Agreement, no additional shares of First Midwest Common Stock or First Midwest Preferred Stock have been authorized for issuance or issued by First Midwest, except shares issued upon the exercise of stock options; and (b) there are no other outstanding subscriptions, options, warrants, or rights to acquire any capital stock of First Midwest, or agreements to which First Midwest is a party or by which it is bound to issue capital stock, except as set forth in the Disclosure Schedule of First Midwest or in such opinion.

           (c) Said counsel knows of no corporate proceedings required by law or by the provisions of this Agreement, the Investment Agreement or the Registration Rights Agreement to be taken by First Midwest in connection with the transactions provided for by this Agreement, the

Investment Agreement or the Registration Rights Agreement which have to said counsel's knowledge not been fully and validly taken except that the Registration Statement has not been declared effective by the SEC.

           (d) The execution and delivery of this Agreement, the Investment Agreement and the Registration Rights Agreement by First Midwest and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate actions on the part of First Midwest and its stockholders and this Agreement, the Investment Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of First Midwest enforceable in accordance with their terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

           (e) The execution and delivery of this Agreement, the Investment Agreement and the Registration Rights Agreement by First Midwest and the performance of its obligations hereunder or thereunder will not violate the Certificate of Incorporation (charter) or by-laws of First Midwest or any First Midwest Subsidiary, any law, rule, regulation, or to counsel's best knowledge and belief after reasonable inquiry, order to which any of them is subject or, to counsel's best knowledge and belief after reasonable inquiry, any material agreement to which any of them is a party or by which any of them is bound, except as disclosed in the Disclosure Schedule of First Midwest.

           (f) Such counsel, after reasonable inquiry, does not know of any material litigation, proceedings or governmental investigation pending or threatened against or relating to First Midwest or its Subsidiaries or any of their properties or businesses except as disclosed in the Disclosure Schedule of First Midwest.

           (g) To counsel's best knowledge and belief after reasonable inquiry, the consummation of the transactions contemplated in this Agreement, the Investment Agreement or the Registration Rights Agreement will not result in a breach of any of the provisions of, nor will it constitute a default under, nor will it invalidate or give any party a right to cancel or terminate, or otherwise alter in any manner materially adverse to the interests of SparBank, any material agreement or material instrument to which First Midwest or any First Midwest Subsidiary is a party, except as disclosed in the Disclosure Schedule of First Midwest.

           (h) There is no fact known to counsel, after reasonable inquiry, which would cause such counsel to believe that the Registration Statement will not be declared effective.

           (i) The shares of First Midwest Common Stock to be issued pursuant to
Section 1.02(c) hereof will be validly issued, fully paid and nonassessable.

           (j) Except as made or received prior to the date hereof, no notice to, filing with, exemption or review by or authorization, consent or approval of, any public body or authority is

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

required to be made by First Midwest for the consummation by First Midwest of the Merger as contemplated by this Agreement which has not been made or received by First Midwest other than the Certificate of Merger.

                                      X.

                              GENERAL PROVISIONS

     10.01 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive First Midwest or SparBank (or any of their respective directors, officers, employees or agents) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either First Midwest or SparBank, the aforesaid representations, warranties, and covenants being material inducements to consummation by First Midwest, SparBank and the Surviving Corporation of the transactions contemplated hereby.

     10.02 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and such transmission is confirmed successfully by the transmitting machine, provided that such transmission is received during normal business hours and that any transmission received outside of normal business hours shall be deemed to be received at the start of normal business hours commencing immediately after the dispatch of the transmission, in each case addressed as follows:

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

     (a)  if to First Midwest:      Donald J. Swistowicz
                                    Executive Vice President
                                    First Midwest Bancorp, Inc.
                                    300 Park Boulevard, Suite 405
                                    Itasca, Illinois  60143-0459
                                    Telephone: (630) 875-7460
                                    Telecopier: (630) 875-7474


          copy to:                  Timothy M. Sullivan
                                    Hinshaw & Culbertson
                                    222 North LaSalle Street, Suite 300
                                    Chicago, IL  60601-1081
                                    Telephone: (312) 704-3852
                                    Telecopier: (312) 704-3001

     (b)  if to SparBank:           William J. Cowlin
                                    Chairman
                                    SparBank, Incorporated
                                    Law Offices of William J. Cowlin
                                    41 North Virginia
                                    Crystal Lake, Illinois 60014
                                    Telephone: (815) 459-4900
                                    Telecopier: (815) 459-4904

     (c)  copies to:                Gary L. Mowder
                                    Schiff Hardin & Waite
                                    7200 Sears Tower
                                    Chicago, Illinois 60606
                                    Telephone: (312) 258-5514
                                    Telecopier: (312) 258-5600

     10.03 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

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

     10.04 Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.

     10.05 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.06 Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

     10.07 Entire Agreement; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Stockholders need not consent to an assignment by First Midwest if such assignment has been approved by SparBank. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                     FIRST MIDWEST BANCORP, INC.


                                      By  /s/ ROBERT P. O'MEARA
                                          ---------------------
                                               President
/s/ ALAN R. MILASIUS
--------------------
   Secretary
                                      SPARBANK, INCORPORATED


                                      By   /s/ GERALDINE C. COWLIN
                                           -----------------------
/s/ ALAN R. MILASIUS                             President
--------------------
   Secretary

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

                                      FMB ACQUISITION CORPORATION


                                      By  /s/ ROBERT P. O'MEARA
                                          ---------------------
                                               President

/s/ ALAN R. MILASIUS
--------------------
Assistant Secretary


     The undersigned Stockholders of SparBank, Inc., have executed this Agreement solely for the purpose of making the representations, warranties and covenants set forth in Article IV hereof.

/s/ Geraldine C. Cowlin               /s/ William J. Cowlin
-----------------------               ---------------------
Geraldine C. Cowlin                   William J. Cowlin

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